UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Horizon Lines, Inc.

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HORIZON LINES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of Horizon Lines, Inc. will be held at The Charlotte City Club, Interstate Tower, 31st Floor, 121 West Trade Street, Charlotte, North Carolina 28202, on Monday, June 5, 2006 at 11:00 a.m., Eastern Daylight Time, for the following purposes:

1.	to elect three Class I directors to serve for three-year terms or until their successors are duly elected and qualified;

2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 24, 2006; and

3.	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on April 7, 2006, will be entitled to notice of and to vote at the meeting or any postponements or adjournments of the meeting.

The Board of Directors unanimously recommends voting FOR the above proposals.

Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed postage paid reply envelope. This will assist us in preparing for the meeting.

By Order of the Board of Directors,

/s/    Robert S. Zuckerman

Robert S. Zuckerman,

Secretary

April 24, 2006

Charlotte, North Carolina

The enclosed proxy is being solicited by the Board of Directors, or the Board, of Horizon Lines, Inc., or us, we, our, or the Company, for the 2006 Annual Meeting of Stockholders or any adjournment of the meeting, for the purposes set forth in “Notice of Annual Meeting of Stockholders.”

Copies of this proxy statement and the materials which accompany it were first available to the stockholders on or about April 24, 2006.

Attending the Annual Meeting. The 2006 Annual Meeting will be held at The Charlotte City Club, Interstate Tower, 31st Floor, 121 West Trade Street, Charlotte, North Carolina 28202, on Monday, June 5, 2006, at 11:00 a.m., Eastern Daylight Time. Holders of the Company’s common stock, par value $.01 per share, or Common Stock, as of the close of business on April 7, 2006, or the Stockholders, will be entitled to attend the meeting.

HORIZON LINES, INC.

4064 Colony Road

Charlotte, North Carolina 28211

(704) 973-7000

GENERAL INFORMATION

Why did I receive this proxy statement?

This proxy statement is furnished in connection with the solicitation of proxies on behalf of our Board to be voted at the Annual Meeting of our Stockholders to be held on June 5, 2006, and any adjournment thereof, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.” The meeting will be held at The Charlotte City Club, Interstate Tower, 31st Floor, 121 West Trade Street, Charlotte, North Carolina 28202, on Monday, June 5, 2006 at 11:00 a.m., Eastern Daylight Time. This proxy statement and accompanying form of proxy are being first sent or given to our Stockholders on or about April 24, 2006. Our annual report for the fiscal year ended December 25, 2005 accompanies this proxy statement.

Who is soliciting my vote?

Our Board is soliciting your vote at the 2006 Annual Meeting of Horizon Lines, Inc.

Who is entitled to vote?

Only our Stockholders of record at the close of business on April 7, 2006, or the Record Date, are entitled to receive notice of the meeting, attend the meeting and to vote the shares of our Common Stock that they held on that date at the meeting, or any adjournment thereof. Each outstanding share entitles the Stockholder of record thereof to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All Stockholders of record as of the close of business on the Record Date, or their duly appointed proxies, may attend the meeting. Each Stockholder may be asked to present valid picture identification, such as a driver’s license or passport.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. If you are a Stockholder of record, your name will appear on our Stockholder list.

What will I vote on?

Two items:

•	the election of three Class I directors to our Board.

•	the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 24, 2006.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the meeting. These persons will use their best judgment in voting your proxy.

Why are three Class I directors being elected?

Our certificate of incorporation requires the election of three Class I directors at the first annual meeting of the Stockholders following the date of effectiveness of our Registration Statement on Form S-1 for our initial public offering of Common Stock, or initial public offering, which was consummated on September 30, 2005.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the voting power of the shares of our capital stock outstanding on the Record Date and entitled to vote at the meeting will constitute a quorum, permitting business to be conducted at the meeting. 33,544,170 shares of Common Stock were outstanding as of the Record Date. Proxies received but marked as abstentions, broker non-votes and votes withheld for director nominees or the ratification of our independent registered public accounting firm will be included in the calculation of the number of shares considered to be present at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How do I submit my vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered Stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” Stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing either a notice of revocation or a duly executed proxy bearing a later date with our Secretary, Robert S. Zuckerman, Esq., at our principal executive offices, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. The powers of the proxy holder(s) will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of our Board?

Our Board recommends a vote FOR election of the nominated slate of directors and FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 24, 2006.

What vote is required to approve each item?

•	Election of Directors. A nominee will be elected as a director if he receives a plurality of the votes cast at the meeting. Broker non-votes and marking your proxy card to withhold authority for all or some nominees will not be counted either for or against a director nominee.

•	Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority in voting power of our capital stock entitled to vote and present in person or by proxy at the meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 24, 2006. Abstentions and broker non-votes will not be counted either for or against this proposal.

Are abstentions and broker non-votes part of the quorum?

Abstentions, broker non-votes and votes withheld for director nominees or the ratification of our independent registered public accounting firm count as “shares present” at the meeting for purposes of determining a quorum.

What if I don’t vote for some or all of the matters listed on my proxy card?

If you are a registered Stockholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

•	for the director nominees to the Board listed on the proxy card; and

•	for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 24, 2006.

How will proxies be solicited?

Proxies will be solicited by mail. Proxies may also be solicited by our officers and regular employees personally or by telephone or facsimile, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our Common Stock. We will pay the expense of preparing, assembling, printing, mailing and soliciting proxies.

Is there electronic access to the proxy materials and annual report?

Yes. This proxy statement and our annual report are available on our web site, http://www.horizonlines.com.

Who are our largest Stockholders?

The Castle Harlan Group, which includes Castle Harlan Partners IV, L.P., or CHP IV, and certain affiliates and associates of Castle Harlan, Inc., or Castle Harlan, beneficially owns 12,404,461 shares of our Common Stock as of April 7, 2006, representing approximately 37% of the outstanding shares of our Common Stock. John K. Castle, who controls the Common Stock held by The Castle Harlan Group, is also the voting trustee pursuant to a voting trust agreement with respect to the shares of Common Stock held by certain stockholders who acquired their shares prior to our initial public offering, or pre-IPO stockholders, representing approximately 21% of our Common Stock. As a result, Mr. Castle has approximately 57% of the total voting power of the outstanding shares of our Common Stock on all matters submitted to a vote of our Stockholders. Mr. Castle has advised the Company that he intends to vote The Castle Harlan Group shares and the voting trust shares in favor of the Class I director nominees and the ratification of Ernest & Young LLP, which is sufficient to assure such election and ratification.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board currently consists of nine members, who are divided into three classes of directors of three members each. Each of John K. Castle, Ernie L. Danner and James G. Cameron has been designated a Class I director who will hold office until the 2006 annual meeting of our Stockholders and until his successor has been duly elected and qualified. Each of Marcel Fournier, Dan A. Colussy and Francis Jungers has been designated a Class II director who will hold office until the 2007 annual meeting of our Stockholders and until his successor has been duly elected and qualified. Each of Thomas M. Hickey, Charles G. Raymond and Admiral James L. Holloway III U.S.N. (Ret.) has been designated a Class III director who will hold office until the 2008 annual meeting of our Stockholders and until his successor has been duly elected and qualified.

If you do not wish your shares of Common Stock to be voted for particular nominees, you may so indicate on the enclosed proxy card. If, for any reason, any of the nominees becomes unavailable for election, the individuals named in the enclosed proxy card may exercise their discretion to vote for any substitutes proposed by the Board. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

Our Board unanimously recommends a vote FOR each of the following nominees:

•	John K. Castle
•	Ernie L. Danner
•	James G. Cameron

The names and biographical information about these nominees can be found under “Identification of Executive Officers and Directors” elsewhere in this proxy statement.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected Ernst & Young LLP to serve as our independent registered public accounting firm for our fiscal year ending December 24, 2006. Ernst & Young LLP has served as our independent registered public accounting firm since being retained to perform the audit for our fiscal year ended December 24, 2000. While Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board is submitting the selection of Ernst & Young LLP to our Stockholders for ratification. If our Stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and the best interests of our Stockholders.

Ernst & Young LLP has advised us that the firm is independent with respect to us and our subsidiaries. We expect that representatives of Ernst & Young LLP will be present at the meeting to make any statement they may desire and to respond to appropriate questions from our Stockholders.

Independent Registered Public Accounting Firm’s Fees and Services

The following fees were paid to Ernst & Young LLP for services rendered during the periods specified below:

•	Audit Fees: $2,493,294 for the year ended December 25, 2005 and $1,334,890 for the twelve-month period ended December 26, 2004. $1,415,000 of the audit fees for the fiscal year ended December 25, 2005 relate to the Company’s initial public offering and the Company’s subsidiaries’ exchange offers relating to the 9% senior notes due 2012, or 9% senior notes, and the 11% senior discount notes due 2013, or 11% senior discount notes. $600,000 of the audit fees for the twelve months ended December 26, 2004 relate to the issuance of the 9% senior notes and the issuance of the 11% senior discount notes.

•	Audit-Related Fees: $39,586 for the year ended December 25, 2005 for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements, other than the fees reported above and $0 for the twelve month period ended December 26, 2004.

•	Tax Fees: $37,513 for the year ended December 25, 2005 and $835,689 for the twelve-month period ended December 26, 2004 for professional services rendered for tax compliance, tax advice and tax planning. During the twelve month period ended December 26, 2004, $324,830 of the tax fees related to tax services rendered in conjunction with the acquisition of the Company by The Castle Harlan Group on July 7, 2004. During the fiscal year ended December 25, 2005, the Company ceased utilizing Ernst & Young LLP for tax services.

•	All Other Fees: $0 for the year ended December 25, 2005 and $2,230 for the twelve month period ended December 26, 2004 for consultation services rendered with respect to matters pending before the Alaska State Department of Environmental Conservation.

Pre-Approval of Audit and Non-Audit Services

The charter of the Audit Committee provides that such committee is responsible for the pre-approval of all audit services and non-audit services to be performed for us by our independent registered public accounting firm. To the extent required by applicable law, the fees paid to the independent registered public accounting firm described above for the fiscal year ended December 25, 2005 were pre-approved by the Audit Committee. The Audit Committee is responsible for maintaining hiring policies for employees and former employees of the independent registered public accounting firm. There have been no hirings from any independent auditors engaged on our account for the last three years.

CORPORATE GOVERNANCE MATTERS AND

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board met four times during the fiscal year ended December 25, 2005. Each incumbent director attended at least 75% of the total of all Board and committee meetings he was entitled to attend during the fiscal year ended December 25, 2005.

Our Board has determined that Messrs. Cameron, Colussy, Danner and Jungers and Admiral Holloway satisfy the independence requirements of The New York Stock Exchange.

Our business and affairs are managed by our Board. To assist it in carrying out its responsibilities, our Board has established the four standing committees described below, under “Committees of the Board of Directors.” The charter for each of these committees, as in effect from time to time, may be found on our web site, http://www.horizonlines.com. Each of these committees has the right to retain its own legal counsel and other advisors.

In order for us to be permitted under the Jones Act to provide our shipping and logistics services in markets in which the marine trade is subject to such statute, our bylaws provide that not more than a minority of the members of our Board necessary to constitute a quorum of the Board may be non-U.S. citizens. In addition, a majority of the members of our Board are required to be U.S. citizens.

Committees of the Board of Directors

Our Board has the authority to appoint committees to perform certain management and administration functions. Our Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The composition of the Board committees complies with the applicable rules of The New York Stock Exchange and the provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act.

In addition, in order for us to be permitted under the Jones Act to provide our shipping and logistics services in markets in which the marine trade is subject to such statute, our bylaws provide that not more than a minority of the members of any such committee necessary to constitute a quorum of such committee may be non-U.S. citizens. In addition, a majority of the members of each committee of our Board are required to be U.S. citizens.

Audit Committee

Our Audit Committee operates pursuant to a written charter that complies with the applicable provisions of the Sarbanes-Oxley Act and the related rules of the Securities and Exchange Commission, or SEC, as well as the listing standards of The New York Stock Exchange. A copy of the Audit Committee charter is attached to this proxy statement as Appendix A.

Under its charter, the Audit Committee assists our Board in fulfilling its responsibility to oversee (i) the conduct by our management of our financial reporting process, (ii) the integrity of the financial statements and other financial information provided by us to the SEC and the public, (iii) our system of internal accounting and financial controls, including the internal audit function, (iv) our compliance with applicable legal and regulatory requirements, (v) the independent auditors’ qualifications, performance, and independence, and (vi) the annual independent audit of our financial statements. In addition, the Audit Committee is directly and solely responsible (subject to any required stockholder ratifications) for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. Also, the Audit Committee is responsible for preparing the report required by the SEC to be included in this proxy statement.

The Audit Committee met four times during the fiscal year ended December 25, 2005. Mr. Danner is the chairman of our Audit Committee, and the other members of our Audit Committee are Messrs. Cameron and Jungers and Admiral Holloway. Our Board has determined that Messrs. Danner, Cameron and Jungers and Admiral Holloway are each “independent,” as such term is defined under the rules of the SEC and the listing standards of The New York Stock Exchange. In addition, our Board has determined that Mr. Danner is an “Audit Committee financial expert” under the requirements of the SEC and The New York Stock Exchange.

Compensation Committee

Our Compensation Committee operates pursuant to a written charter that complies with the listing standards of The New York Stock Exchange. Under its charter, the Compensation Committee oversees our executive compensation plans and general compensation and employee benefit plans. The charter provides that the Compensation Committee (i) reviews the goals and objectives of our executive and general compensation plans, and amends, or recommends that our Board amend, these goals and objectives, (ii) reviews these plans in light of these goals and objectives, and recommends to our Board the adoption of new, or the amendment of existing, executive or general compensation plans, (iii) revaluates the performance of our executive officers in light of the goals and objectives of our executive compensation plans and determines and approves, or recommends to our Board for its approval, the total compensation levels of these executive officers, (iv) reviews and approves, or recommends to our Board for its approval, the appropriate level of compensation for service by members of our Board and for service by directors on committees of our Board, (v) reviews and approves awards of stock or stock options or other equity-based awards pursuant to our incentive-compensation and equity-based plans, and assists with the administrative of such plans, including our amended and restated equity incentive plan and, when effective, our employee stock purchase plan, and (vi) identifies those persons subject to Section 162(m) of the Internal Revenue Code and/or Section 16(b) of the Securities Exchange Act of 1934, as amended, and, subject to the provisions of any employment contracts, sets performance targets for eligibility for bonuses, and approves bonus awards (including any equity-based bonus awards), with respect to such persons.

Mr. Jungers is the chairman of our Compensation Committee. The other members of our Compensation Committee are Messrs. Cameron and Colussy. The Compensation Committee met once during the fiscal year ended December 25, 2005.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee operates pursuant to a written charter that complies with the listing standards of The New York Stock Exchange. Under its charter, the Nominating and Corporate Governance Committee assists our Board in fulfilling its responsibilities by establishing, and submitting to the

Board for approval, criteria for the selection of new directors, identifying and approving individuals qualified to serve as members of our Board, selecting director nominees for our annual meetings of Stockholders, evaluating the performance of our Board, reviewing and recommending to our Board, any appropriate changes to the committees of the Board and developing and recommending to our Board, corporate governance guidelines and oversight with respect to corporate governance and ethical conduct.

Mr. Colussy is the chairman of our Nominating and Corporate Governance Committee, and the other members of our Nominating and Corporate Governance Committee are Mr. Jungers and Admiral Holloway. The Nominating and Corporate Governance Committee did not hold any meetings during the fiscal year ended December 25, 2005.

The Nominating and Corporate Governance Committee has a policy with regard to the consideration of any director candidates recommended by Stockholders. Suggestions for candidates to our Board may be made in writing and mailed to the Nominating and Corporate Governance Committee, c/o Robert S. Zuckerman, Secretary, at our principal executive offices, 4064 Colony Road, Charlotte, North Carolina 28211. Nominations must be submitted in a manner consistent with our bylaws. We will furnish a copy of the bylaws to any person, without charge, upon written request directed to our Secretary at our principal executive offices. Each candidate suggestion made by a Stockholder must include the following:

•	the candidate’s name, contact information, detailed biographical material, qualifications and an explanation of the reasons why the Stockholder believes that this candidate is qualified for service on our Board;

•	all information relating to the candidate that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or as otherwise required, under the securities laws;

•	a written consent of the candidate to being named in a Company proxy statement as a nominee and to serving as a director, if elected; and

•	a description of any arrangements or undertakings between the Stockholder and the candidate regarding the nomination.

Our Nominating and Corporate Governance Committee will evaluate all Stockholder-recommended candidates on the same basis as any other candidate. Among other things, the Nominating and Corporate Governance Committee will consider the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to the Board and its committees. See “Submission of Stockholder Proposals” for information with respect to nominations of director candidates by Stockholders for the 2007 Annual Meeting of Stockholders.

Executive Committee

The Executive Committee operates pursuant to a written charter. Under its charter, the Executive Committee, on behalf of our Board, exercises the full powers and prerogatives of our Board, except as otherwise required by applicable law and subject to the applicable provisions of our certificate of incorporation and bylaws.

Mr. Castle is the chairman of our Executive Committee, and the other members of our Executive Committee are Messrs. Raymond, Fournier, and Cameron. The Executive Committee did not hold any meetings during the fiscal year ended December 25, 2005.

Executive Sessions

The non-management directors meet regularly without management present in conjunction with our Board meetings. After the executive session, a designated director updates the chief executive officer on the key items discussed.

IDENTIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information regarding our executive officers and the members of our Board, including nominees for director, as of April 24, 2006:

Name	Age	Position
Charles G. Raymond	62	President and Chief Executive Officer, Director
John W. Handy	61	Executive Vice President
John V. Keenan	48	Senior Vice President and Chief Transportation Officer
M. Mark Urbania	42	Senior Vice President—Finance and Administration, Chief Financial Officer and Assistant Secretary
Kenneth L. Privratsky	59	Vice President and General Manager, Alaska, of Horizon Lines, LLC
Robert S. Zuckerman	61	Vice President, General Counsel, and Secretary
Brian W. Taylor	47	Senior Vice President, Sales and Marketing, of Horizon Lines, LLC
Mar F. Labrador	46	Vice President and General Manager, Hawaii/Guam, of Horizon Lines, LLC
Gabriel M. Serra	46	Vice President and General Manager, Puerto Rico, of Horizon Lines, LLC
Michael T. Avara	47	Treasurer and Vice President; Treasurer and Investor Relations, of Horizon Lines, LLC
John K. Castle	65	Director
Marcel Fournier	51	Director
Admiral James L. Holloway III, U.S.N. (Ret.)	84	Director
Dan A. Colussy	74	Director
Francis Jungers	79	Director
James G. Cameron	60	Director
Ernie L. Danner	51	Director
Thomas M. Hickey	33	Director

Executive Officers

Charles G. Raymond has served as President and Chief Executive Officer and as a director of the Company and Horizon Lines Holding Corp., or Horizon Lines Holding, since July 2004 and of H-Lines Finance Holding Corp., or H-Lines Finance, since December 2004, and as a director of Horizon Lines, LLC or Horizon Lines, since November 1999 and President and Chief Executive Officer of Horizon Lines since December 1999. Mr. Raymond has held various senior management positions during his 39-year transportation career, including Group Vice President—Operations and Senior Vice President and Chief Transportation Officer of Sea-Land Service, Inc. from 1994 through 1999. He was an Executive Officer of CSX Corporation from 1994 to 2003. From 1999 until 2003, he was President and Chief Executive Officer of Sea-Land Service Domestic Shipping and CSX Lines, L.L.C. From May 2000 to May 2003, he served as Chairman of the Marine Transportation National Advisory Council (MTSNAC), which was established by the U.S. Secretary of Transportation. He is a graduate of the United States Merchant Marine Academy (1965) and the Harvard Business School Advanced Management program (1993).

John W. Handy has served as Executive Vice President of the Company since February 2006. Mr. Handy’s major responsibilities include the continued enhancement of trade lane profitability and system service integrity, the leadership of strategic business development and the further development of the Company’s management team as the next generation of leadership. He is a board member of Horizon Services Group, a wholly owned subsidiary of the Company. Mr. Handy is a retired four-star Air Force general who most recently served as Commander of USTRANSCOM, which is the single manager for air, land and sea transportation for the U.S. Department of Defense, and the U.S. Air Force Air Mobility Command. Mr. Handy is a graduate of Methodist

College of Fayetteville, NC (1966), earned his Master’s degree in Systems Management from the University of Southern California (1979), and attended the John F. Kennedy School of Government at Harvard University (1993).

John V. Keenan has served as Senior Vice President and Chief Transportation Office of the Company since February 2006. Prior to assuming his present position, he served as Senior Vice President and Chief Operating Officer of the Company and Horizon Lines Holding from July 2004 through January 2006, of Horizon Lines from June 2003 through January 2006 and of H-Lines Finance from December 2004 through January 2006. He is responsible for the integrity of Horizon Lines’ operational network and oversees vessel operations, terminal operations, inland operations and equipment utilization. Mr. Keenan joined Sea-Land in 1983 where he held numerous leadership positions. He served as Vice President, Sales and Marketing for Horizon Lines from December 2000 to July 2003. A 26-year veteran of the transportation industry, he began his career in 1979 with the Marine Engineers Benevolent Association, sailing in the capacity of vessel engineer. He holds a B.E. in Marine Engineering from the State University of New York at Fort Schuyler and an M.B.A. from the University of Tennessee.

M. Mark Urbania has served as Senior Vice President—Finance and Administration, Chief Financial Officer and Assistant Secretary of the Company and Horizon Lines Holding since July 2004 and of H-Lines Finance since December 2004, Senior Vice President, Finance and Administration of Horizon Lines since September 2004 and Vice President and Chief Financial Officer of Horizon Lines from November 2003 until September 2004. He is responsible for accounting, finance, treasury management, human resources, information technology, law and procurement for Horizon Lines and its business units. Mr. Urbania joined Horizon Lines in November 2003 from Piedmont / Hawthorne Holdings, Inc., a $300 million general aviation holding company, where he held the position of Senior Vice President, Treasurer and CFO from July 2000 to November 2003. Previously, he was CFO at I360, a high-tech start-up, from 1999 to 2000, and before that he was an executive at TK Holdings, a privately held manufacturer of automotive safety systems. Mr. Urbania has an accounting degree from Walsh University in Canton, Ohio. He began his career in public accounting with Peat Marwick Main & Company.

Kenneth L. Privratsky has served as Vice President and General Manager, Alaska, of Horizon Lines since December 2002. He joined Horizon Lines following a 33-year career in the U.S. Army and retirement as a Major General. From July 1999 to October 2002, he was the Commanding General of the Military Traffic Management Command, Alexandria, Virginia. Mr. Privratsky received an M.B.A. from Adelphi University and an M.A. in English from Purdue University.

Robert S. Zuckerman has served as Vice President, General Counsel and Secretary of the Company and Horizon Lines Holding since July 2004 and of H-Lines Finance since December 2004, Secretary of Horizon Lines since January 2000, and Vice President and General Counsel of Horizon Lines since August 2000. Prior to serving in his current positions, Mr. Zuckerman was Deputy General Counsel and Secretary of Sea-Land Service from 1990 to 2000. He has been with Horizon Lines and its predecessors for 28 years. Prior to his employment with Horizon Lines, Mr. Zuckerman served as Assistant Chief with the U.S. Department of Justice, Antitrust Division, where he worked on the President’s Deregulation Task Force. Mr. Zuckerman is a former Chairman of the Transportation and Industry Regulation Committees of the Antitrust Section of the American Bar Association. Mr. Zuckerman is a graduate of Brandeis University and received his law degree from Brooklyn Law School.

Brian W. Taylor has served as Senior Vice President, Sales and Marketing, of Horizon Lines, since February 2006. He served as Vice President and General Manager, Hawaii and Guam, of Horizon Lines from June 2000 through January 2006. Prior to this appointment, Mr. Taylor was Vice President and General Manager for the Puerto Rico market from July 1998 to June 2000. Prior to that, Mr. Taylor held management positions in sales and marketing both in North America and in Asia, including General Manager, of Buyers and Shippers Consolidated BSE, Hong Kong, an affiliate of Sea-Land. He joined Sea-Land in 1984 as a sales representative in Montreal, Canada. Mr. Taylor received his B.A. and M.B.A. in Business and Financial Management from Concordia College.

Mar F. Labrador is Vice President and General Manager, Hawaii/Guam, of Horizon Lines, and is responsible for operational, sales and strategic activities of the Hawaiian and Guam markets. Prior to this appointment, Mr. Labrador was General Manager, Guam, for Horizon Lines. Mr. Labrador joined Sea-Land in 1994 as a management trainee. Prior to his career with Sea-Land, he was a U.S. Naval Officer serving onboard fast-attack nuclear submarines in the Pacific theater. Mr. Labrador has a Bachelor of Science in Naval Architecture from the U.S. Naval Academy and a Masters in Business Administration from the University of Washington. Mr. Labrador serves on the board of Big Brothers Big Sisters, an organization that supports the mentoring of at-risk youth.

Gabriel M. Serra has served as Vice President and General Manager, Puerto Rico, of Horizon Lines since June 2000. He is responsible for the operational, sales and strategic activities of the Puerto Rico market. Prior to assuming his present position, Mr. Serra had been developing Horizon Lines’ agency operations in Puerto Rico as Director, Business Development from January 2000 to June 2000. From 1995 until December 1999, he was General Manager, East Coast South America at Sea-Land. A 23-year veteran of the transportation industry, Mr. Serra joined Sea-Land as Pricing Manager for the Caribbean in 1990. During his tenure with Sea-Land, he has held numerous management positions in Central and South America, including General Manager, Honduras and Nicaragua and Costa Rica/Panama. Mr. Serra began his career in transportation with Concorde Shipping in New Orleans, rising to the position of Vice President of Marketing and Pricing. Prior to being employed by Sea-Land, he was Vice President of Pricing and Traffic for Sea-Barge, Inc.

Michael T. Avara has served as Treasurer of the Company, Horizon Lines Holding and H-Lines Finance since August 2005, as Vice President, Investor Relations, of Horizon Lines since March 2005 and as Treasurer of Horizon Lines since March 2004. He is responsible for the treasury, risk management and investor relations functions for Horizon Lines and its business units. Prior to joining Horizon Lines in March 2004, Mr. Avara spent 20 years in various accounting and finance functions at CSX Corporation and its subsidiaries, where he most recently served as Assistant Vice President, Corporate Finance, including seven years with CSX Lines, LLC and Sea-Land Service Inc., the predecessors of Horizon Lines, where he held the position of Controller. Mr. Avara began his career in public accounting with Coopers & Lybrand and is a certified public accountant, maintaining a license in the State of Maryland. Mr. Avara received both an M.B.A. in Finance and a B.A. in Accounting from Loyola College in Baltimore, Maryland.

Class I Director Nominees—Term Expiring in 2006

John K. Castle has served as a director of the Company and Horizon Lines Holding since July 2004, and a director of H-Lines Finance since December 2004. Mr. Castle is Chairman and Chief Executive Officer of Castle Harlan. Prior to forming Castle Harlan in 1987, Mr. Castle was President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc., one of the nation’s leading investment banking firms. At that time, he also served as a director of the Equitable Life Assurance Society of the U.S. Mr. Castle is a board member of Adobe Air Holdings, Inc., CHAAS Holdings LLC (the parent of Advanced Accessory Holdings Corporation, which is a parent of CHAAS Acquisitions LLC), CHATT Holdings LLC (an indirect parent of ATT Holding Co., which is the parent of Ames True Temper, Inc.), Wilshire Restaurant Group, Inc., Morton’s Holdings, LLC, Morton’s Restaurant Group, Inc. and TRC Holding LLC, an indirect parent of The Restaurant Company. Mr. Castle has also been elected to serve as a life member of the Massachusetts Institute of Technology. He has served for twenty-two years as a trustee of New York Medical College, including eleven of those years as Chairman of the Board. He is a member of the Board of the Whitehead Institute for Biomedical Research, and was Founding Chairman of the Whitehead Board of Associates. He is also a member of The New York Presbyterian Hospital Board of Trustees. Mr. Castle received his bachelors degree from the Massachusetts Institute of Technology, his M.B.A. as a Baker Scholar with High Distinction from Harvard, and two Honorary Doctorate degrees of Humane Letters.

Ernie L. Danner has served as a director of the Company and Horizon Lines Holding since November 2004 and a director of H-Lines Finance since December 2004. He has served as a director and Executive Vice President of Universal Compression Holdings, Inc. since its formation in February 1998. During his tenure at

Universal, he has served as its Chief Financial Officer and currently serves as President, International Division of Universal Compression, Inc. From May 1997 until 1998, Mr. Danner served as Vice President, Chief Financial Officer and Treasurer of INDSPEC Chemical Company and he also served as a director. Mr. Danner also serves on the Board of Directors of Verdugt Holdings, LLC, a manufacturer of organic salts, Tide-Air Inc., a distributor of Atlas Copco air compressors, and Copano Energy, LLC, a natural gas gathering and treating company. Universal Compression, INDSPEC Chemical and Verdugt Holdings are former portfolio companies of The Castle Harlan Group.

James G. Cameron has served as a director of the Company and Horizon Lines Holding since July 2004 and a director of H-Lines Finance since December 2004. Mr. Cameron is President of Omega Management, LLC, a management consulting firm specializing in the petrochemical services industry. Mr. Cameron previously served as a director of Statia Terminals Group N.V., from February 1997, until the liquidation of such corporation in February 2002. Mr. Cameron joined a predecessor of Statia Terminals Group in 1981, and held various positions with predecessors and subsidiaries of Statia Terminals Group, including President and Chairman of the Board of Statia Terminals, Inc., the principal management and administrative subsidiary of Statia Terminals Group, from 1993 until June 2002. He has been a director of Statia Terminals Cayman, Inc. since April 1999, and has been a director of Petroterminal de Panama, S.A. since April 2003. His prior experience in the petroleum industry dates back to 1969 when he joined Cities Service Company as a marine engineer. Mr. Cameron subsequently joined Pakhoed USA, Inc., where he served in a variety of management positions. Mr. Cameron is a 1969 graduate of the United States Merchant Marine Academy. Statia Terminals is a former portfolio company of The Castle Harlan Group.

Class II Incumbent Directors—Terms Expiring in 2007

Marcel Fournier has served as a director of the Company and Horizon Lines Holding since July 2004, and a director of H-Lines Finance since December 2004. Mr. Fournier is a Senior Managing Director of Castle Harlan. He is also a board member of CHAAS Holdings LLC (the parent of Advanced Accessory Holdings Corporation, which is a parent of CHAAS Acquisitions LLC), APEI Holdings Corporation (the parent of APEI Acquisition Corp., which is the parent of Associated Packaging Enterprises, Inc.) and Gravograph Industrie International. Prior to joining Castle Harlan in 1995, Mr. Fournier held various positions, including Managing Director, at the investment banking group of Lepercq, de Neuflize & Co., Inc. from 1981 to 1995. From 1979 to 1981, Mr. Fournier was Assistant Director of the United States office of the agency of the French Prime Minister. Mr. Fournier graduated as a Civil Engineer from the Ecole Speciale des Travaux Publics in Paris, France. He received his M.B.A. from the University of Chicago, and his Master of Economics from the Universite de la Sorbonne in Paris.

Dan A. Colussy has served as a director of the Company, Horizon Lines Holding and H-Lines Finance since April 2005. Mr. Colussy is the Chairman of Iridium Holdings LLC, the parent of Iridium Satellite LLC, and, since the inception of Iridium Satellite in December 2000, has served in senior management positions with these entities. From 1989 to 1999, he served as Chairman of CareFirst, Inc. From 1985 to 1997, Mr. Colussy served as Chairman, President and Chief Executive Officer of UNC Inc. From 1981 to 1984, he served as Chairman, President and Chief Executive Officer of Canadian Pacific Airlines. From 1970 to 1980, Mr. Colussy served in numerous senior management positions at Pan American World Airways, including President and Chief Operating Officer from 1977 through 1980. Mr. Colussy holds a B.S. in Engineering from the U.S. Coast Guard Academy and an M.B.A. from Harvard University.

Francis Jungers has served as a director of the Company, Horizon Lines Holding and H-Lines Finance since April 2005. Mr. Jungers has been an independent investor and consultant for the past several years. He also serves as a director of Esco Corporation, a private metals company. He also is a former Chairman of the Board and Chief Executive Officer of Arabian American Oil Company, a petroleum producer. During his career, Mr. Jungers has served as a director of AES Corporation, Georgia Pacific Corporation, Thermo Electron Corporation, Thermo Eckotek Corporation, and Thermo Instrument Systems, Inc., and an advisory director of Donaldson, Lufkin and Jenrette Securities Corporation and Hyster Corporation.

Class III Incumbent Directors—Terms Expiring in 2008

Charles G. Raymond. See “Identification Of Executive Officers And Directors—Executive Officers” for the biography of Mr. Raymond.

Thomas M. Hickey has served as a director of the Company, Horizon Lines Holding and H-Lines Finance since April 2005. Mr. Hickey is a Vice President of Castle Harlan. He is also a board member of BKH Acquisition Corp. (the parent of Caribbean Restaurants, LLC). Prior to joining Castle Harlan in 2003, Mr. Hickey was an associate in the Mergers and Acquisitions Group of Credit Suisse First Boston from 2000 through 2002. Previously, he worked in the Investment Banking Division of Robinson-Humphrey in Atlanta. Mr. Hickey received his bachelor’s degree with distinction from the University of Virginia, where he was an Echols Scholar, and holds an M.B.A. from the Harvard Business School.

Admiral James L. Holloway III, U.S.N. (Ret.) has served as a director of the Company and Horizon Lines Holding since July 2004, and a director of H-Lines Finance since December 2004. Admiral Holloway has served as Chairman of the Naval Historical Foundation, a national naval historic preservation foundation, since 1998. He is Chairman Emeritus of the Historic Annapolis Foundation, the Naval Academy Foundation, and the Board of Trustees of Saint James School. He is a retired Naval Officer who served as Chief of Naval Operations and as a member of the Joint Chiefs of Staff from 1974 to 1978. After his retirement from 1981 to 1989 he was President of the Council of American Flag Ship Operators, a national trade association representing the owners and operators of U.S.-flagged vessels in foreign trade. In 1995, he served as Executive Director of the Presidential Task Force on combating terrorism. From 1985 to 1989, he served as a commissioner on the President’s Blue Ribbon Commission for Defense Management, on the Presidential Commission for Merchant Marine and Defense, and the Commission for a Long Term Integrated Defense Strategy. In 1986, Admiral Holloway was appointed Special Envoy of the Vice President to the Middle East and from 1990 to 1992, he served in a presidential appointment as U.S. Representative to the South Pacific Commission.

COMMUNICATIONS WITH STOCKHOLDERS

Stockholders who wish to send communications to our Board or any individual director, may do so by writing to the Board, c/o Robert S. Zuckerman, Esq., at our principal executive offices, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Your letter should indicate that you are a stockholder. Depending on the subject matter, our Secretary will, as appropriate:

•	forward the communication to the director to whom it is addressed or, in the case of communications addressed to the Board generally, to each member of the Executive Committee;

•	attempt to handle the inquiry directly where it is a request for information about us; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper topic.

Stockholder communications that are complaints or concerns relating to financial and accounting methods, internal accounting controls or auditing matters should be sent to the Chairman of the Audit Committee, Ernie L. Danner. All communications will be summarized for our Board on a periodic basis and each letter will be made available to any director upon request.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of April 24, 2006, certain information with respect to our Common Stock owned beneficially by (1) each director or director nominee, (2) each of our named executive officers, (3) all executive officers and directors as a group, and (4) each person known by us to be a beneficial owner of more than 5% of our outstanding Common Stock. To our knowledge, each of the holders of shares of Common Stock listed below has sole voting and investment power as to the shares owned by such holder, unless otherwise noted.

Name and Address of Beneficial Owner	Shares of Common Stock	Percentage of Total Common Stock (%)
Castle Harlan Partners IV, L.P.(1)(2)	10,875,214	32.4%
John K. Castle(1)(2)(3)	19,264,170	57.4
Marcel Fournier(1)(6)	10,968	*
Stockwell Fund, L.P(4)(6)	2,874,487	8.6
Admiral James L. Holloway III, U.S.N. (Ret.)(5)(6)	26,001	*
Dan A. Colussy(5)(6)	52,025	*
Francis Jungers(5)(6)	82,025	*
James G. Cameron(5)(6)	52,025	*
Ernie L. Danner(5)(6)	52,025	*
Thomas M. Hickey(1)	0	0
Charles G. Raymond(6)(7)	1,001,677	2.8
John V. Keenan(6)(7)	527,046	1.5
M. Mark Urbania(6)(7)	437,627	1.3
Brian W. Taylor(6)(7)	282,160	*
Gabriel M. Serra(6)(7)	276,222	*
John W. Handy(6)(7)	10,000	*
All directors and executive officers as a group (including those listed above)(2)(3)	19,264,170	57.4

*	Denotes beneficial ownership of less than 1% of our Common Stock.
(1)	The address for such beneficial owner is c/o Castle Harlan, Inc., 150 East 58th Street, New York, New York 10155. Beneficial ownership is determined in accordance with the rules of the SEC.
(2)	In addition to the beneficial ownership reflected above, Castle Harlan Partners IV, L.P., or CHP IV, through a stockholders agreement, may require stockholders who are party to the stockholders agreement described on page 32 to participate in transactions where more than 50% of the Common Stock held by CHP IV is sold to one or more independent third parties.
(3)	John K. Castle, a member of the Board, is the controlling stockholder of Castle Harlan Partners IV, G.P., Inc., which is the general partner of the general partner of CHP IV, which is the direct parent of the Company. Mr. Castle is also the controlling stockholder of the general partners of the other limited partnerships of The Castle Harlan Group that own shares of the capital stock of the Company, including, but not limited to, Castle Harlan Offshore Partners IV, L.P. Mr. Castle is also the controlling stockholder of Castle Harlan, Inc. and exercises control of Branford Castle Holdings IV, Inc., each of which owns shares of the capital stock of the Company. In addition, Mr. Castle, through a voting trust agreement, may direct the voting of all of the shares of Common Stock that are held by the certain stockholders of the Company who acquired their shares prior to the Company’s initial public offering. All such shares of Common Stock are included in the share numbers and percentages attributable to Mr. Castle in the beneficial ownership table above. Mr. Castle disclaims beneficial ownership of the shares of Common Stock in excess of his proportionate partnership share of CHP IV and his pecuniary interests (if any) in certain other members of The Castle Harlan Group.
(4)	The address for Stockwell Fund, L.P. is c/o Glencoe Capital, 222 West Adams Street, Suite 1000, Chicago, Illinois 60606.
(5)	The address for such beneficial owner is c/o Horizon Lines, Inc., 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Beneficial ownership is determined in accordance with the rules of the SEC.
(6)	All of the Common Stock held by such beneficial owner is subject to the stockholders agreement and the voting trust agreement described above.
(7)	Excludes nonqualified stock options granted to such beneficial owner that are not deemed to be beneficially owned by such holder in accordance with the rules of the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, as amended, requires our directors and executive officers, and persons who own more than 10% of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such reports received by us with respect to transactions during the fiscal year ended December 25, 2005 or written representations from certain reporting persons, we believe that our directors, executive officers and persons who own more than 10% of our equity securities have complied with all applicable filing requirements for the fiscal year ended December 25, 2005, except that each of Messrs. Raymond, Urbania and Keenan filed one Form 4 after the applicable filing deadline.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our chief executive officer and our other four highest paid executive officers who were serving as executive officers as of December 25, 2005(1) and for the years ended December 31, 2005, December 31, 2004 and December 21, 2003. We refer to these executive officers as our “named executive officers.”

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(2)	Other Annual Compensation(3)	Restricted Stock Awards(4)	Horizon Lines Holding Corp. Securities Underlying Options(5)	Common Stock Underlying Options(6)	All Other Compensation(7)
Charles G. Raymond Director, President and Chief Executive Officer	2005 2004 2003	$575,000 525,000 436,583	$1,350,000 600,000 450,000	$99,229 48,157 30,290	$789,854 — —	— 4,445 35,555	154,626 — N/A	$13,600 23,000 14,479

M. Mark Urbania(8)	2005	286,667	775,000	17,040	296,192	—	67,925	13,600
Senior Vice President—	2004	257,500	220,344	68,860	—	8,888	—	3,799
Finance and Administration	2003	20,833	15,250	600	—	—	N/A	—
and Chief Financial Officer

John V. Keenan Senior Vice President and Chief Transportation Officer	2005 2004 2003	242,500 205,825 197,067	745,000 168,580 139,080	29,575 21,804 13,646	296,192 — —	— — 11,111	67,925 — N/A	12,800 12,683 10,674

Gabriel M. Serra	2005	169,167	100,000	192,477	98,722	—	42,175	10,150
Vice President and General	2004	163,933	117,975	137,917	—	—	—	9,836
Manager, Puerto Rico of	2003	170,667	91,805	279,787	—	6,667	N/A	7,930
Horizon Lines

Brian W. Taylor Senior Vice President, Sales and Marketing of Horizon Lines	2005 2004 2003	169,135 163,892 160,765	100,000 107,250 96,746	204,057 175,950 156,916	98,722 — —	— — 6,667	42,175 — N/A	11,148 10,892 8,689

(1)	John W. Handy commenced his employment with the Company as Executive Vice President on February 1, 2006 at a base salary of $345,000.
(2)	Bonus amounts presented represent (i) employee performance bonuses earned under the cash incentive plan and are reported for the year in which they were earned, though they may have been paid in the following year and (ii) merit awards not related to the cash incentive plan paid during Year 2005.
(3)	Reflects primarily the amounts of country club dues, car allowances, housing and utility allowances, cost of living allowances and related tax equalization payments.

(4)	Represents the dollar value at the time of grant, net of the consideration paid, of restricted shares of Common Stock issued to the named executive officers. The number of restricted shares of Common Stock purchased by the named executive officers is as follows: Mr. Raymond: 689,861, Mr. Urbania: 258,696, Mr. Keenan: 258,695, Mr. Serra: 86,224, and Mr. Taylor: 86,224.
(5)	All of these options were options to purchase shares of the common stock of Horizon Lines Holding and vested in full upon the closing of the transactions relating to the acquisition of the Company by The Castle Harlan Group on July 7, 2004. Includes quantities attributable to options held by family members to whom such options were transferred.

The following table sets forth the number of options that each of the named executives exercised on September 26, 2005, and the resulting number of shares of Common Stock and Series A preferred stock of the Company that such person received, after giving effect to the provisions of a put/call agreement, as amended.

	September 26, 2005
Name	Number of Horizon Lines Holding Corp. Options Exercised(a)	Resulting Number of shares of Our Common Stock	Resulting Number of Shares of Our Series A Preferred Stock
Charles G. Raymond(b)	3,866.88	276,232	182,464
M. Mark Urbania	1,593.67	113,845	75,200
John V. Keenan	2,256.71	161,166	106,458
Gabriel M. Serra	1,691.73	120,850	79,827
Brian W. Taylor	1,744.78	124,639	82,330

(a)	Options exercised on a cashless exercise basis.
(b)	Includes quantities attributable to family members of the named executive officer to whom such officer transferred options.

As of the date hereof, each named executive officer has exercised all of his or her options and, pursuant to a put/call agreement, as amended, exchanged all of the common shares of Horizon Lines Holding received upon such exercise for Common Stock and Series A preferred shares of the Company.

(6)	Reflects nonqualified stock options granted on September 27, 2005 under our Amended and Restated Equity Incentive Plan to members of our management at a price per share equal to the initial public offering price per share.
(7)	Reflects the aggregate amount of pre-and post-tax matching contributions made by Horizon Lines and its subsidiaries under a defined-contribution 401(k) plan and a flexible spending account program.
(8)	M. Mark Urbania commenced his employment with Horizon Lines in November 2003 at an annual base salary of $250,000, which increased to $280,000 during Year 2004 and to $288,000 in Year 2005. In connection with the commencement of his employment, Mr. Urbania was granted an option exercisable for 8,888 shares of common stock of Horizon Lines Holding in Year 2004 but before December 31, 2003.

Stock Option Grants in 2005

The following table shows grants of stock options to the named executive officers during the fiscal year ended December 25, 2005(1). All options shown below are nonqualified stock options granted under the Company’s amended and restated equity incentive plan to purchase shares of Common Stock.

Name	Number of Shares of Common Stock Underlying Options Granted	Percent of Total Options Granted to Employees in Year 2005	Exercise Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Horizon Lines, Inc. Stock Price Appreciation for Option Term
					5%	10%
Charles G. Raymond	154,626	21.9%	$10	2015	$972,434	$2,464,340
M. Mark Urbania	67,925	9.6%	$10	2015	$427,176	$1,082,549
John V. Keenan	67,925	9.6%	$10	2015	$427,176	$1,082,549
Gabriel M. Serra	42,175	6.0%	$10	2015	$265,236	$672,160
Brian W. Taylor	42,175	6.0%	$10	2015	$265,236	$672,160

(1)	John W. Handy, who commenced his employment with the Company as Executive Vice President on February 1, 2006, served as a consultant during the fiscal year ended December 25, 2005 and was granted 10,000 options to purchase our Common Stock during such fiscal year.

Stock Option Exercises and Holdings

The following table sets forth information about stock option exercises by our named executive officers during the fiscal year ended December 25, 2005. All options reflected below are options granted under the Horizon Lines Holding Stock Option Plan prior to July 7, 2004 to purchase shares of the common stock of Horizon Lines Holding Corp., or Horizon Lines Holding. As of the date hereof, each named executive officer has exercised all of his options and, pursuant to a put/call agreement, as amended, exchanged all of the common shares of Horizon Lines Holding received upon such exercise for Common Stock and Series A preferred shares of the Company. All of the Company’s Series A preferred shares were redeemed in connection with the initial public offering.

Name	Number of Horizon Lines Holding Corp. Underlying Securities Acquired Upon Exercise(1)	Value Realized(2)
Charles G. Raymond(3)	3,866.88	$6,822,390
M. Mark Urbania	1,593.67	$1,842,449
John V. Keenan	2,256.71	$2,569,449
Gabriel M. Serra	1,691.73	$1,898,553
Brian W. Taylor	1,744.78	$1,954,798

(1)	Represents the number of options to purchase common shares of Horizon Lines Holding exercised on September 26, 2005. The shares of common stock of Horizon Lines Holding issued upon the exercise of the Horizon Lines Holding options were exchanged for shares of our Common Stock and Series A preferred shares pursuant to a put/call agreement, as amended. As of the date hereof, each named executive officer has exercised all of his or her options to purchase common shares of Horizon Lines Holding.
(2)	Represents the aggregate value of our Common Stock and Series A preferred shares received by such individual upon his exchange, pursuant to a put/call agreement, as amended, of the shares of common stock of Horizon Lines Holding received upon his exercise of all of his options to purchase shares of Horizon Lines Holding common stock on September 26, 2005.
(3)	Includes quantities or values attributable to options held by family members to whom such options were transferred.

Restricted Stock Issuance and Sale

On January 14, 2005, 14 members of our management team (including each of our named executive officers) purchased an aggregate of 1,724,620 shares of Common Stock (including the shares of stock issuable to Messrs. Raymond and Urbania in satisfaction of the equity-issuance provisions of their respective employment agreements). These shares of Common Stock are referred to as “restricted shares” and were first disclosed as being intended to be issued and sold to these 14 members in the offering circular dated June 30, 2004 for the 9% senior notes issued on July 7, 2004. The number of restricted shares purchased by the named executive officers is as follows: Mr. Raymond: 689,861, Mr. Urbania: 258,695, Mr. Keenan: 258,695, Mr. Serra: 86,224, and Mr. Taylor: 86,224. The purchase price for each restricted share was $0.35. Each participating member of our management team paid half of the aggregate purchase price for his or her restricted shares in cash and the remainder through his or her issuance to the Company of a full-recourse promissory note, secured by all of the restricted shares that he or she purchased. Seven of these notes were issued by members of our management team who are our executive officers. On February 28, 2005, the Company sold all 14 of these notes, together with the right to receive the accrued but unpaid interest thereon, to its principal stockholder, CHP IV, for an aggregate purchase price equal to the aggregate outstanding principal amount of these notes, plus all accrued but unpaid interest thereon.

On October 18, 2005, the Board approved the vesting in full of all of the 1,724,620 shares of Common Stock that were issued and sold by the Company on January 14, 2005 to members of our management team. The Board’s approval of the vesting in full of these shares was made subject to the rights of the Company with respect to these shares under the respective restricted stock agreements dated as of January 14, 2005 pursuant to which these shares were issued and sold. The Company recorded non-cash compensation charges of $19.0 million during the fiscal year ended December 25, 2005 with respect to the vesting in full of all of these 1,724,620 shares.

Benefit Plans

Cash Incentive Plan

The cash incentive plan of Horizon Lines is designed, through awards of annual cash bonuses, to reinforce the importance of both teamwork and individual initiative and effort for our success and to incentivize our employees to achieve and surpass our targeted performance and goals. All of the regular full-time non-union salaried employees of the Company, including our named executive officers, participate in this plan. The annual bonus amount for each participant in the plan consists of one or more company-wide performance components and a personal performance component. Each company-wide performance component of the annual bonus is a function of the extent to which Horizon Lines has achieved or exceeded a specified performance target for the fiscal year based on a particular company-wide performance measure. The personal performance component of the annual bonus is a function of the extent to which the participant has achieved or exceeded his or her personal performance objectives for the fiscal year (which are specific to the participant’s position with us and are designed to support our achievement of company-wide performance targets). In the case of each participant, a targeted annual bonus is customarily calculated based on the sum of the amounts of the company-wide performance components and the personal performance component that would be payable if the related performance targets or objectives were achieved.

In order for a participant to be eligible to receive an annual bonus under the plan, Horizon Lines must achieve at least the specified performance threshold for each company-wide performance measure and the participant’s performance must meet at least a minimum standard (determined in the discretion of Horizon Lines). Subject to the foregoing, in the event that the performance of Horizon Lines with respect to a company- wide performance measure equals the applicable performance target, a participant will receive a specified percentage of his or her base salary, with such percentage based on the salary compensation band in which the position of such participant is classified and intended to reflect the responsibilities of the participants in such band and their ability to favorably impact the performance of Horizon Lines. If the performance of Horizon Lines with respect to a company-wide performance measure exceeds the applicable performance threshold but is less than the applicable performance target, the percentage of base salary payable to a participant will adjust downward from the percentage of base salary payable if the performance equaled the performance target by a specified percentage (which is the same for all participants, regardless of compensation band) of the percentage by which the actual performance of Horizon Lines was less than the performance target. If the performance of Horizon Lines with respect to a company-wide performance measure exceeds the applicable performance target, the percentage of base salary payable to a participant will adjust upward from the percentage of base salary payable if the performance equaled the performance target by a specified percentage (which differs from the percentage mentioned in the prior sentence but is the same for all participants, regardless of compensation band) of the percentage by which the actual performance of Horizon Lines exceeded the performance target. In any case, each participant is subject to a maximum percentage of base salary which he or she may be entitled to receive as his or her annual bonus under the plan.

The company-wide performance measures, the performance thresholds, targets and maximums with respect to these measures, the various percentage adjustments referred to above and the relative contributions of the various performance components to the targeted annual bonus amounts are determined annually by the Board or Compensation Committee of the Company. For the fiscal year ended December 25, 2005, the Board determined that the company-wide performance measures would consist of a modified version of EBITDA and cash flow generation and that the relative contributions of the various performance components to the targeted bonus amount based on the modified version of EBITDA, cash flow generation and personal performance would be 40%, 30%, and 30%, respectively. For the fiscal year ended December 25, 2005, the Board also determined that (i) the performance threshold, target and maximum for the company-wide performance measure that consisted of a modified version of EBITDA were $121.5 million, $135.0 million and $159.5 million, respectively, and (ii) the performance threshold, target and maximum for the company-wide performance measure that consisted of cash flow generation were $32.0 million, $40.0 million, and $50.0 million, respectively.

A committee of the senior management team of Horizon Lines is responsible for the administration of the plan. The Company made payments of $8.7 million in respect of bonuses earned under our cash incentive plan for the fiscal year ended December 25, 2005.

Employee Stock Purchase Plan

Our 2005 Employee Stock Purchase Plan, or ESPP, will become effective July 1, 2006. We have reserved 308,866 shares of our Common Stock for issuance under the ESPP. The ESPP will be administered by our Compensation Committee. Our Compensation Committee will have the authority to construe and interpret the ESPP, and its decision will be final and binding. The following discussion of the ESPP assumes the effectiveness of the ESPP.

Employees generally will be eligible to participate in the ESPP if they are employed before the beginning of the applicable purchase period, have been employed by us, or any subsidiaries that we designate, for two years or more and are customarily employed more than five months in a calendar year and more than twenty hours per week, and are not, and would not become as a result of being granted an option under the ESPP, 5% stockholders of us or our designated subsidiaries. Participation in the ESPP will end automatically upon termination of employment.

Eligible employees will be permitted thereunder to acquire shares of our Common Stock through payroll deductions. In such case, eligible employees may select a rate of payroll deduction within the percentage range of their salary determined by our Compensation Committee and will be subject to maximum purchase limitations. Each purchase period under the ESPP will be for three months.

The ESPP provides that the purchase price for our Common Stock purchased under the ESPP will be 95% of the fair market value of our Common Stock on the first day of the applicable purchase period or the last day of the applicable purchase period. Our Compensation Committee will have the power to change the purchase dates and durations of purchase periods without stockholder approval, if the change is announced prior to the beginning of the date or purchase period affected by such change.

The ESPP, following its effectiveness, is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The ESPP will terminate ten years from the date of adoption of the ESPP by our Board, regardless of when (if at all) the Compensation Committee declares the ESPP effective, unless it is terminated earlier under the terms of the ESPP. Our Board has the authority to amend, terminate or extend the term of the ESPP, except that no action may adversely affect any outstanding options previously granted under the plan and stockholder approval will be required to increase the number of shares that may be issued or to change the terms of eligibility under the ESPP. Our Board is able to make amendments to the ESPP as it determines to be advisable if the financial accounting treatment for the ESPP changes from the financial accounting treatment in effect on the date the ESPP was adopted by our Board.

Amended and Restated Equity Incentive Plan

Our Amended and Restated Equity Incentive Plan, or Equity Plan, is designed to attract, motivate and retain individuals who are important to our success and covers employees, non-employee directors and consultants. The Equity Plan provides for the grant of nonqualified stock options and incentive stock options for shares of our Common Stock, restricted shares of our Common Stock and restricted share units to participants of the Equity Plan selected by our Board or a committee of the Board, referred to in this proxy statement as the Administrator. As of April 24, 2006, options for an aggregate of 1,322,600 shares of our Common Stock have been granted under the Equity Plan and are outstanding. 3,088,668 shares of our Common Stock have been reserved under the Equity Plan. The terms and conditions of awards, including time-based and/or performance-based vesting provisions, are determined by the Administrator and set forth in an award agreement for each grant.

Unless otherwise determined by the Administrator or as set forth in an award agreement, upon a “Going Private Transaction,” all unvested awards will become immediately vested and exercisable and the Administrator may determine the treatment of all vested awards, including whether such vested awards are converted into a right to receive a cash payment or otherwise, at the time of the Going Private Transaction. A “Going Private Transaction” is defined as any transaction or series of transactions which (a) causes any class of our equity securities which is subject to Section 12(g) or Section 15(d) of the Securities Exchange Act of 1934, as amended, to be held of record by less than 300 persons, or (b) causes any class of our equity securities which is either listed on a national securities exchange or authorized to be quoted in an interdealer quotation system of a registered national securities association to be neither listed on any national securities exchange nor authorized to be quoted in an interdealer quotation system of a registered national securities association.

On September 27, 2005, we granted nonqualified stock options under our Equity Plan to members of our management to purchase up to 705,100 shares in the aggregate of our Common Stock at a price per share equal to the initial public offering price per share of $10.0. On April 7, 2006, we granted nonqualified stock options under our Equity Plan to members of our management to purchase up to 617,500 shares in the aggregate of our Common Stock at a price per share of $12.54.

Compensation of Directors

Each of our directors who is neither a member of our management team nor a member of The Castle Harlan Group receives an annual board fee of $40,000. In addition, the chairman of the Audit Committee receives an annual fee of $15,000. Members of our Board are reimbursed for actual expenses incurred in connection with attendance at Board meetings and committee meetings.

Employment Agreements

General

Three of our named executive officers, Charles G. Raymond, M. Mark Urbania and John V. Keenan, are parties to employment agreements with Horizon Lines.

Mr. Raymond’s employment agreement is dated and became effective on July 7, 2004. The initial term of Mr. Raymond’s employment agreement is three years, unless earlier terminated as described below, and automatically extends for successive one-year terms unless either party provides notice of non-extension at least 30 days prior to the expiration of the term. Mr. Raymond’s agreement provides for an initial base salary of $500,000, subject to increase if company-wide performance targets set forth in the cash incentive plan, as then in effect, are achieved or exceeded and as otherwise determined by the board or Compensation Committee of Horizon Lines or the Company, and an annual discretionary bonus of between 27.5% and 93.5% of his base salary under the cash incentive plan, depending on the extent to which the company-level performance targets set forth in the cash incentive plan, as then in effect, are achieved or exceeded, the extent to which Mr. Raymond achieves or exceeds his personal performance objectives established in light of his position at Horizon Lines (including Mr. Raymond’s development of strategies to capitalize on potential business opportunities, enhance customer service, and enhance operational efficiency) and the satisfaction of other criteria that from time to time may be established by the board of directors of Horizon Lines or the Company in consultation with Mr. Raymond and set forth in an executive bonus plan. As of the date hereof, no executive bonus plan exists and no such other criteria have been established. No bonus will be paid if the company-wide performance thresholds under the plan are not met or Mr. Raymond fails to substantially meet his personal performance objectives under the plan. In July 2004, Mr. Raymond’s annual base salary was increased to $550,000 as a result of the company-wide performance targets under the plan being achieved or exceeded, and, in January 2005, his annual base salary was increased to $575,000 as a result of the company-wide performance targets again being achieved or exceeded.

Mr. Raymond’s agreement also provides for the purchase by Mr. Raymond of 977,328 shares of our Common Stock for an aggregate purchase price of $344,304, subject to the restrictions, vesting schedule and repurchase rights set forth in a restricted stock agreement. This purchase was completed on January 14, 2005 and the shares vested in full on October 18, 2005, as discussed more fully below.

Under his employment agreement, Mr. Raymond is also entitled to participate in employee benefit plans applicable to the senior officers of Horizon Lines and to receive an annual automobile allowance and automobile insurance, subject to upward adjustments, reimbursement for all reasonable travel and other business expenses, reimbursement for the payment of monthly membership dues for a luncheon club and two country clubs, and a term life insurance policy.

Mr. Urbania’s employment agreement, which amended and restated his prior employment agreement dated July 7, 2004, is dated and became effective on September 16, 2005. Mr. Urbania’s employment agreement expires on December 15, 2006, unless earlier terminated as described below, and automatically extends for successive one-year terms unless either party provides notice of non-extension at least 90 days prior to the expiration of the term. Mr. Urbania’s agreement provides for an initial base salary of $288,000, subject to increase as determined by the Board or Compensation Committee of the Company, or if requested by the Board or Compensation Committee of the Company in writing, the board of directors of Horizon Lines (or a duly authorized committee thereof), and an annual discretionary bonus of between 30% and 102% of his annual base salary under the cash incentive plan, depending on the extent to which the company-level performance targets set forth in the cash incentive plan, as then in effect, are achieved or exceeded, the extent to which Mr. Urbania achieves or exceeds his personal performance objectives established in light of his position at Horizon Lines (including Mr. Urbania’s development of strategies to capitalize on potential business opportunities and enhance customer service and enhance operational efficiency, and the successful implementation by Horizon Lines of initiatives required by the Sarbanes-Oxley Act) and the satisfaction of other criteria that from time to time may be established by the Board or Compensation Committee of the Company, or if requested by the Board or Compensation Committee of the Company in writing, the board of directors of Horizon Lines (or a duly authorized committee thereof). As of the date hereof, no such other criteria have been established. No bonus will be paid if the company-wide performance thresholds under the plan are not met or Mr. Urbania fails to substantially meet his personal performance objectives under the plan. In 2005, Mr. Urbania’s salary was increased to $288,000 pursuant to action taken by the Board of the Company. Mr. Urbania is also entitled to participate in employee benefit plans applicable to the senior officers of Horizon Lines and reimbursement for all reasonable travel and other business expenses. Mr. Urbania’s prior employment agreement provided for the purchase by Mr. Urbania of 366,492 shares of Common Stock of the Company for an aggregate purchase price of $129,112, subject to the restrictions, vesting schedule and repurchase rights set forth in a restricted stock agreement. This purchase was completed on January 14, 2005 and the shares vested in full on October 18, 2005, as discussed more fully below.

Mr. Keenan’s employment agreement is dated and became effective on September 16, 2005 and was amended on December 20, 2005 to appoint Mr. Keenan to the position of Senior Vice President and Chief Transportation Officer of the Company. Mr. Keenan’s employment agreement expires on June 15, 2006, unless earlier terminated as described below, and automatically extends for successive one-year terms unless either party provides notice of non-extension at least 90 days prior to the expiration of the term. Mr. Keenan’s agreement provides for an initial base salary of $243,000, subject to increase as determined by the Board or Compensation Committee of the Company, or, if requested by the Board or Compensation Committee of the Company in writing, the board of directors of Horizon Lines (or a duly authorized committee thereof), and an annual discretionary bonus of between 30% and 102% of his annual base salary under the cash incentive plan, depending on the extent to which the company-level performance targets set forth in the cash incentive plan, as then in effect, are achieved or exceeded, the extent to which Mr. Keenan achieves or exceeds his personal performance objectives established in light of his position at Horizon Lines (including Mr. Keenan’s development of strategies to capitalize on potential business opportunities, improve safety, and enhance customer service and operational efficiency) and the satisfaction of other criteria that from time to time may be established by the Board or Compensation Committee of the Company or, if requested by the Board or Compensation Committee of the Company in writing, the board of directors of Horizon Lines (or a duly authorized committee thereof). As of the date hereof, no such other criteria have been established. No bonus will be paid if the company-wide performance thresholds under the plan are not met or Mr. Keenan fails to substantially meet his personal performance objectives under the plan. Mr. Keenan is also entitled to participate in employee benefit plans applicable to the senior officers of Horizon Lines and reimbursement for all reasonable travel and other business expenses.

Termination Provisions

In addition to accrued amounts owed to Mr. Raymond at the date of termination, upon a termination without “cause,” as defined in his employment agreement, by reason of non-extension of the employment term by Horizon Lines or by him for “good reason,” as defined in the agreement, Mr. Raymond would be entitled to the following:

•	a lump-sum amount equal to two times his annual base salary;

•	a pro rated bonus in accordance with the terms of his executive bonus plan, payable on the date on which annual bonuses are paid to executives of Horizon Lines;

•	an amount equal to the product of (x) a discretionary bonus percentage of not less than 55% multiplied by his annual base salary at the date of termination and a factor corresponding to Horizon Lines’ performance in relation to the performance targets set forth in his bonus plan and (y) a fraction, the numerator of which is the number of months in the fiscal year after the date of termination and the denominator of which is twelve, payable on the first date annual bonuses with respect to the fiscal year of termination are paid to executives of Horizon Lines;

•	an amount equal to a discretionary bonus percentage of not less than 55% multiplied by his annual base salary at the date of termination and a factor corresponding to Horizon Lines’ performance in relation to the performance targets set forth in his bonus plan termination, payable on the first date annual bonuses with respect to the fiscal year after the year of termination are paid to executives of Horizon Lines;

•	an amount equal to the product of (x) a discretionary bonus percentage of not less than 55% multiplied by his annual base salary at the date of termination and a factor corresponding to Horizon Lines’ performance in relation to the performance targets set forth in his bonus plan and (y) a fraction, the numerator of which is the difference between twelve and the number of months in the fiscal year after the date of termination and the denominator of which is twelve, payable on the first date annual bonuses with respect to the second fiscal year after the year of termination are paid to executives of Horizon Lines; and

•	continuation of health coverage for two years after termination.

In addition to accrued amounts owed to Mr. Raymond at the date of termination, (i) if Mr. Raymond dies, his estate would receive a pro rated bonus based on the year of Mr. Raymond’s death and (ii) if Mr. Raymond is terminated as a result of a “disability” (as defined under his employment agreement), he would continue to receive six months of annual base salary and a pro rated bonus based on the year of his disability. Upon a termination for cause, without good reason or non-extension of the employment term by him, he would only receive the accrued amounts owed to him at the date of termination.

For 24 months after the date of termination, Mr. Raymond shall be subject to customary noncompetition and nonsolicitation provisions.

In addition to the accrued amounts owed to each of Messrs. Urbania and Keenan at the date of termination, upon a termination without “cause” (as defined in his employment agreement), each of Messrs. Urbania and Keenan would be entitled to receive continuation of his annual base salary for one year from the date of termination (or, at the option of such executive, from the seven-month anniversary of the date of termination) and continuation of health coverage for one year. For all types of termination other than without cause, each of Messrs. Urbania and Keenan would only receive the accrued amounts owed to him at the date of termination.

For 12 months after the date of termination, each of Messrs. Urbania and Keenan shall be subject to customary noncompetition and nonsolicitation provisions.

Management’s Equity

In connection with the consummation of the acquisition of the Company by The Castle Harlan Group on July 7, 2004, certain members of our management team (or their family members) exercised their right, under the terms of the related merger agreement, in lieu of their receipt of the applicable portion of the cash consideration payable upon the consummation of such acquisition, to elect to (i) convert, pursuant to such acquisition, a portion of their shares of common stock of Horizon Lines Holding into newly issued shares of common stock and Series A preferred stock of the Company and/or (ii) retain a portion of their outstanding options to purchase Common Stock of Horizon Lines Holding. Under the put/call agreement, as amended, the shares of common stock of Horizon Lines Holding issuable upon the exercise of any such retained option were made subject to exchange, at the option of the Company (or the holder of such shares), with the Company for Common Stock and Series A preferred shares of the Company. The members of our management team (and their family members) who made such elections also entered into a stockholders agreement and one or more voting trust agreements with respect to the equity securities that they acquired or retained pursuant to such election.

Through their elections, our management team (and their family members) elected to forgo the receipt of aggregate cash consideration of $13.0 million at the closing of the acquisition of the Company by the Castle Harlan Group as payment for their equity of Horizon Lines Holding predating such acquisition in favor of their receipt, upon the consummation of such acquisition of ownership, directly or indirectly, of equity of Horizon Lines Holding of equal value as of the date of such acquisition.

On September 26, 2005, the members of our management (and their family members) exercised all of the options described above that remained outstanding and exchanged the shares of common stock of Horizon Lines Holding acquired thereby for Common Stock and Series A preferred shares of the Company under the put/call agreement, as amended. All of the outstanding Series A preferred shares were redeemed with the proceeds from our initial public offering.

Restricted Stock Issuance and Sale

On January 14, 2005, 14 members of our management team (including each of our named executive officers) purchased an aggregate of 1,724,620 shares of Common Stock (including the shares of stock issuable to Messrs. Raymond and Urbania in satisfaction of the equity-issuance provisions of their respective employment agreements). These shares of Common Stock are referred to as “restricted shares” and were first disclosed as being intended to be issued and sold to these 14 members in the offering circular dated June 30, 2004 for the 9% senior notes issued on July 7, 2004. The purchase price for each restricted share was $0.35. Each participating member of our management team paid half of the aggregate purchase price for his or her restricted shares in cash and the remainder through his or her issuance to the Company of a full-recourse promissory note, secured by all of the restricted shares that he or she purchased. Seven of these notes were issued by members of our management team who are our executive officers. On February 28, 2005, the Company sold all 14 of these notes, together with the right to receive the accrued but unpaid interest thereon, to its principal stockholder, CHP IV, for an aggregate purchase price equal to the aggregate outstanding principal amount of these notes, plus all accrued but unpaid interest thereon.

On October 18, 2005, the Board approved the vesting in full of all of the 1,724,620 shares of Common Stock that were issued and sold by the Company on January 14, 2005 to members of our management team. The Board’s approval of the vesting in full of these shares was made subject to the rights of the Company with respect to these shares under the respective restricted stock agreements dated as of January 14, 2005 pursuant to which these shares were issued and sold. The Company recorded non-cash compensation charges of $19.0 million during the fiscal year ended December 25, 2005 with respect to the vesting in full of all of these 1,724,620 shares.

Merit Awards

On October 18, 2005, the Board approved the grant by Horizon Lines of merit awards in the aggregate amount of $2,500,000 and payable in cash to certain employees of Horizon Lines. These merit awards have been paid by Horizon Lines. The employees that received these merit awards included three of the Company’s named executive officers, in the following amounts: Mr. Raymond: $800,000; Mr. Keenan: $600,000; and Mr. Urbania: $600,000.

COMPENSATION COMMITTEE REPORT

The common stock of Horizon Lines, Inc. (“Horizon Lines” or “Company”) is listed on The New York Stock Exchange. The listing requirements of The New York Stock Exchange establish criteria for its listed companies to implement standards of independence for those companies’ Boards of Directors and Board committees. The Company maintains a Compensation Committee that satisfies New York Stock Exchange listing requirements.

The Company’s Compensation Committee (the “Compensation Committee”) establishes and monitors the Company’s compensation philosophy and programs to enhance the link between pay and performance.

As the Company’s Compensation Committee, our primary goal is to establish a compensation program that attracts and retains talented leaders who will best serve the long term financial success and interest of Horizon Lines and its stockholders. Within this philosophy, the primary objectives of the Compensation Committee are to:

•	Offer a total compensation package to the Company’s executive officers that is competitive in the marketplace by considering comparable positions at various companies within the Company’s “peer group.”

•	Motivate the Company’s executive officers to achieve the Company’s business objectives by providing incentive compensation awards that take into account the Company’s overall performance against corporate objectives.

•	Provide meaningful equity-based, long-term incentives to maximize the future performance of the Company, retain executives and further align executive and stockholder interests.

COMPENSATION PROCESS AND COMPONENTS

The components of the Company’s compensation programs include base salary, cash bonuses and stock options as well as other benefit programs. In the fiscal year ended December 25, 2005, the Compensation Committee reported to the Board its conclusions regarding compensation for the executive officers, and the Board approved and concurred in these conclusions in all respects. With respect to both Company officers, other than the executive officers, and other Company employees, the Compensation Committee has determined the framework within which compensation decisions are to be made and has delegated to the Company’s Chief Executive Officer the authority to make compensation decisions regarding these officers and employees, subject to review and approval by the Compensation Committee. When making decisions relating to the level of base salaries, bonus potential and equity grants for executives and when designing short and long-term incentive programs, the Compensation Committee has employed external advisers for guidance on market practice.

Base Salary

Base salary is intended to provide a fixed level of compensation reflecting the scope and nature of the individual’s job responsibilities. The Compensation Committee reviews and grants salary increases for the executive officers, if appropriate, after a review of individual performance and an assessment of the relative competitiveness of the current salary. In keeping with the goal of unifying the interests of the Company’s executive officers and its stockholders, base salary is designed to represent only a portion of the total compensation that the executives have the potential to earn each year. However, depending upon the success in achieving the performance goals which govern the executive officers’ right to receive bonuses, and the extent to which enhanced performance has increased the value of equity-based compensation, base salary could represent a majority of the compensation actually received by an executive officer in any given year.

Cash Incentive Plan

The cash incentive plan of Horizon Lines is designed, through awards of annual cash bonuses, to reinforce the importance of both teamwork and individual initiative and effort for our success and to incentivize our employees to achieve and surpass our targeted performance and goals. All of the regular full-time non-union salaried employees of Horizon Lines, including our named executive officers, participate in this plan. The annual bonus amount for each participant in the plan consists of one or more company-wide performance components and a personal performance component. Each company-wide performance component of the annual bonus is a function of the extent to which Horizon Lines has achieved or exceeded a specified performance target for the fiscal year based on a particular company-wide performance measure. The personal performance component of the annual bonus is a function of the extent to which the participant has achieved or exceeded his or her personal performance objectives for the fiscal year (which are specific to the participant’s position with us and are designed to support our achievement of company-wide performance targets). In the case of each participant, a targeted annual bonus is customarily calculated based on the sum of the amounts of the company-wide performance components and the personal performance component that would be payable if the related performance targets or objectives were achieved.

Amended and Restated Equity Incentive Plan

Our Amended and Restated Equity Incentive Plan, or Equity Plan, is designed to attract, motivate and retain individuals who are important to our success and covers employees, non-employee directors and consultants. The Equity Plan provides for the grant of nonqualified stock options and incentive stock options for shares of our common stock, restricted shares of our common stock and restricted share units to participants of the Equity Plan selected by our board of directors or a committee of the board, referred to as the Administrator. 3,088,668 shares of our common stock have been reserved under the Equity Plan. The terms and conditions of awards, including time-based and/or performance-based vesting provisions, will be determined by the Administrator and set forth in an award agreement for each grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

The Compensation Committee has established the chief executive officer’s base salary and bonus employing the principles described above and the considerations set forth in the applicable employment agreement. The Compensation Committee considers the total salary and incentive compensation provided to chief executives of companies in the Horizon Lines “peer group,” although it does not target a specific percentile range within this group of similar companies in determining the chief executive officer’s compensation. The amount of the chief executive officer’s bonus is primarily a function of the financial performance of the Company measured against the financial performance objectives established by the Compensation Committee and approved by the Board of Directors at the beginning of each year.

During the fiscal year ended December 25, 2005, the Compensation Committee approved stock option grants on September 27, 2005 to Mr. Raymond to purchase (i) 124,000 shares at $10.0 per share that vest in their entirety on September 27, 2008 and (ii) 30,626 shares that vest in their entirety on September 27, 2006. These options were granted with the same vesting schedule applied to options granted to other named executive officers, which vesting schedule was deemed appropriate by the Compensation Committee. The Compensation Committee determined that the level of options granted to Mr. Raymond was appropriate given the importance of his contributions to the Company. In recommending these grants, the Compensation Committee also considered that such grants would further the Company’s policy of seeking to align the interests of its senior executives with those of its stockholders.

TAX CONSIDERATIONS

To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the individual executive officers of various payments and benefits. Interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control also affect the deductibility of compensation. For these and other reasons, the Company will not necessarily and in all circumstances limit executive compensation to the amount which is permitted to be deductible as an expense of the Company under Section 162(m) of the Internal Revenue Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

By the Compensation Committee of the Board of Directors of Horizon Lines, Inc.

Francis Jungers, Chairman

James G. Cameron

Dan A. Colussy

Performance Graph

The following graph shows the changes in $100.00 invested since September 27, 2005 (the date the Company’s Common Stock became publicly traded) in the Company’s Common Stock, the S&P 500 Stock Index and the Dow Jones US Industrial Transportation Index, assuming that all dividends were reinvested.

	9/27/2005	10/23/2005	11/20/2005	12/25/2005
Horizon Lines, Inc.	100.00	112.70	116.00	125.90
Dow Jones U.S. Industrial Transportation Index	100.00	101.98	115.48	118.30
S&P 500 Index	100.00	97.04	102.69	104.36

Compensation Committee Interlocks and Insider Participation

None of our Compensation Committee members and none of our executive officers have a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions. Charles G. Raymond, our chief executive officer and a member of our Board, participated in deliberations of our board concerning executive officer compensation, other than with respect to himself, prior to the formation of our Compensation Committee in December 2004.

AUDIT COMMITTEE REPORT

Under its charter, the Audit Committee assists our board of directors in fulfilling its responsibility to oversee (i) the conduct by our management of our financial reporting process, (ii) the integrity of the financial statements and other financial information provided by us to the SEC and the public, (iii) our system of internal accounting and financial controls, including the internal audit function, (iv) our compliance with applicable legal and regulatory requirements, (v) the independent auditors’ qualifications, performance, and independence, and (vi) the annual independent audit of our financial statements. In addition, the Audit Committee is directly and solely responsible (subject to any required stockholder ratifications) for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. Also, the Audit Committee is responsible for preparing the report required by the SEC to be included in this proxy statement. The Audit Committee is currently comprised of four independent directors, each of whom meets the criteria for “independence” under applicable New York Stock Exchange listing standards and the regulations of the SEC and acts under a written charter approved by our Board of Directors and reviewed by the Audit Committee on an annual basis. Our Board of Directors has determined that Mr. Danner is an “Audit Committee Financial Expert” under the requirements of The New York Stock Exchange and the SEC.

The Audit Committee has met and reviewed and discussed our audited financial statements as of and for the fiscal year ended December 25, 2005, with the Company’s management, which has the primary responsibility for the Company’s financial statements, as well as meeting with the Company’s independent auditor, Ernst & Young LLP, who are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and issuing their report thereon. The Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or providing any professional certification with respect to the independent auditor’s work product.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communicating with Audit Committees,” as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard No. 1, “Independence Discussions with Audit Committees,” as amended, by the Independence Standards Board, and has discussed their independence with Ernst & Young LLP. The Audit Committee also considered whether Ernst & Young LLP’s non-audit services to the Company were compatible with the independence requirements and concluded their independence was not compromised by the provision of these services.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board of Directors approved, that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 25, 2005, for filing with the SEC.

By the Audit Committee of the Board of Directors of Horizon Lines, Inc.

Ernie L. Danner, Chairman

James G. Cameron

Francis Jungers

Admiral James L. Holloway III U.S.N. (Ret.)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Initial Public Offering of Common Shares and Use of Proceeds

On September 30, 2005, the Company issued and sold 12,500,000 shares, or the Initial Shares, of its Common Stock in the initial public offering, at a net price of $9.30 per share, representing the initial public offering price to the public of $10.00 per share, less the underwriters’ discount of 7% per share. The net proceeds to the Company from the sale of these shares were $116.5 million (net of underwriter discounts and commissions). Other fees and expenses associated with the initial public offering totaled approximately $5.7 million, of which approximately $4.5 million was paid prior to or on September 30, 2005. On September 30, 2005, $44.7 million of these net proceeds were contributed to H-Lines Finance and $43.6 million of these net proceeds were contributed, via H-Lines Finance, to Horizon Lines Holding, and, immediately thereafter, Horizon Lines Holding paid a dividend of $40.0 million to H-Lines Finance, which then remitted such funds, as a dividend, to the Company, which, using such funds and a portion of the proceeds of the initial public offering, redeemed, for a total redemption price of $62.2 million, all of its outstanding shares of its Series A preferred stock. In addition, on September 30, 2005, Horizon Lines Holding and Horizon Lines submitted a redemption notice to the indenture trustee for the 9% senior notes for the voluntary redemption, on November 2, 2005, of $40.0 million of the then outstanding aggregate principal amount of the 9% senior notes with the proceeds from the issuance and sale of the Initial Shares. Also, on September 30, 2005, H-Lines Finance submitted a redemption notice to the indenture trustee for the 11% senior discount notes for the voluntary redemption, on November 2, 2005, of $40.3 million of accreted value or $52.3 million of aggregate principal amount at maturity of the 11% senior discount notes with the proceeds from the issuance and sale of the Initial Shares.

On October 14, 2005, the Company issued and sold 1,875,000 additional shares of Common Stock, or the Additional Shares, to the underwriters of its initial public offering at a net price of $9.30 per share, representing the initial public offering price to the public of $10.00 per share, less the underwriters’ discount of 7% per share. These shares were issued and sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares from the Company granted to them with respect to the initial public offering. The net proceeds to the Company from the sale of these shares were $17.4 million (net of underwriter discounts and commissions). On October 14, 2005, $3.2 million of these net proceeds were contributed to H-Lines Finance and $14.2 million of these net proceeds were contributed, via H-Lines Finance to Horizon Lines Holding. On October 20, 2005, Horizon Lines Holding and Horizon Lines submitted a redemption notice to the indenture trustee for the 9% senior notes for the voluntary redemption, on November 21, 2005, of $2.9 million of the then-outstanding aggregate principal amount of the 9% senior notes with the proceeds from the issuance and sale of the Additional Shares. Also, on October 20, 2005, H-Lines Finance submitted a redemption notice to the indenture trustee for the 11% senior discount notes for the voluntary redemption, on November 21, 2005, of $2.9 million of accreted value or $3.7 million of aggregate principal amount at maturity of the 11% senior discount notes with the proceeds from the issuance and sale of the Additional Shares.

The early redemption of the 9% senior notes and the 11% senior discount notes will result in a reduction of approximately $10.0 million per annum in interest expense during the fiscal year ending December 24, 2006 and will result in a reduction of approximately $11.0 million per annum once the 11% senior discount notes are fully accreted in March 2008.

Management Agreement

At the closing of the acquisition of the Company by The Castle Harlan Group, the Company, Horizon Lines Holding and Horizon Lines entered into a management agreement with Castle Harlan, pursuant to which Castle Harlan on July 7, 2004 agreed to provide business and organizational strategy, financial and investment management, advisory, merchant and investment banking services to the Company, Horizon Lines Holding and Horizon Lines upon the terms and conditions set forth in the management agreement. As consideration for its financial advisory services, including planning and negotiating the acquisition of the Company by The Castle

Harlan Group, the Company, Horizon Lines Holding and Horizon Lines paid Castle Harlan, on the terms set forth in the management agreement, a one-time $2.0 million transaction fee upon the closing of such acquisition. Furthermore, the Company, Horizon Lines Holding and Horizon Lines agreed to pay an ongoing annual fee equal to 3% of the equity investments made by CHP IV and its affiliates at the closing of such acquisition as consideration for business and organizational strategy, financial and investment management, advisory and merchant and investment banking services provided by Castle Harlan. The annual fee for the first year of the term of the management agreement was paid at the closing of the acquisition of the Company by The Castle Harlan Group. As of the date hereof, the Company, Horizon Lines Holding and Horizon Lines have made payments in an aggregate amount of $13.7 million to Castle Harlan, of which $13.2 million (including the special payment of $7.5 million referred to below) was paid pursuant to the management agreement and $0.5 million was paid as a financial advisory fee in connection with the issuance of the 11% senior discount notes.

Under the management agreement, the Company, Horizon Lines Holding and Horizon Lines have agreed to indemnify Castle Harlan from and against all liabilities, costs, charges and expenses related to its performance of its duties under the management agreement, other than those of the foregoing that result from Castle Harlan’s gross negligence or willful misconduct.

As of September 7, 2005, Castle Harlan and the Company, Horizon Lines Holding and Horizon Lines amended the management agreement to provide for the termination of the ongoing management services and related fee provisions specified therein, in consideration for a payment of $7.5 million, which was paid on September 7, 2005. Pursuant to the amended management agreement, the Company, Horizon Lines Holding and Horizon Lines agreed to reimburse the out-of-pocket fees and expenses of Castle Harlan for the services performed by Castle Harlan pursuant to the original agreement before the making of such $7.5 million payment as well as for any services performed by Castle Harlan after the making of such payment. Castle Harlan shall not be required to perform any services after the making of such payment, and no fees shall be payable to Castle Harlan in respect of any such services without the prior approval of the Board of the Company. Castle Harlan continues to be entitled to the benefit of indemnification and related obligations of the Company, Horizon Lines Holding and Horizon Lines under the original management agreement.

Severance Agreements

Mr. Zuckerman has entered into a severance agreement with Horizon Lines dated March 1, 2004. The agreement provides that if he is terminated by Horizon Lines without cause, as defined below, within twenty four (24) months following a Liquidity Event, as defined below, Horizon Lines will pay him his annual base salary for one year after the termination date, in accordance with its regular payroll practices, and provide him with the continuation of any medical benefits during the severance period, to run concurrently with coverage under the Consolidated Omnibus Budget Reconciliation Act (referred to as COBRA). During the 24-month period following the termination date, Mr. Zuckerman may not directly or indirectly engage in, have an equity interest in, or manage or operate any entity engaging in any containerized shipping business in the Jones Act trade which competes with (i) any business of Horizon Lines, Horizon Lines Holding, their related entities, or their subsidiaries, or (ii) any entity owned by Horizon Lines, Horizon Lines Holding, their related entities, or their subsidiaries, anywhere in the world. Mr. Zuckerman may, however, acquire a passive stock or equity interest in such a business provided that the stock or equity interest acquired is not more than five percent (5%) of the outstanding interest in the business. During this period, he may not recruit or otherwise solicit any employee, customer, subscriber or supplier of Horizon Lines to change its relationship with Horizon Lines or to establish any relationship with him for any competitive purpose. Upon termination of his employment for any reason, Mr. Zuckerman is required not to disclose or disseminate any important, material and confidential proprietary information or trade secrets of the businesses of Horizon Lines.

A “Liquidity Event” is defined as the first occurrence after March 1, 2004 of any of the following: consummation of the sale, transfer or other disposition of the equity securities of Horizon Lines held by its indirect stockholder, Horizon Lines Holding, in exchange for cash such that immediately following such transaction (or transactions), (i) any entity and/or its affiliates, other than Horizon Lines Holding, acquires more than 50% of the outstanding voting securities of Horizon Lines or (ii) Horizon Lines Holding ceases to hold at least 30% of the outstanding voting securities of Horizon Lines and any entity and its affiliates hold more voting securities of Horizon Lines than Horizon Lines Holding.

In general, Horizon Lines will have “Cause” to terminate Mr. Zuckerman’s employment upon the occurrence of any of the following: (i) the determination by the board of directors of Horizon Lines that he failed to substantially perform his duties or comply in any material respect with any reasonable directive of such board, (ii) his conviction, plea of no contest, or plea of nolo contendere of any crime involving moral turpitude, (iii) his use of illegal drugs while performing his duties, or (iv) his commission of any act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against Horizon Lines.

Stockholders Agreement

All of the Company’s pre-IPO stockholders are parties to an amended and restated stockholders agreement, which is referred to in this proxy statement as the “stockholders agreement.” As of the date hereof, 19,264,170 outstanding shares of the Company’s Common Stock are subject to the stockholders agreement.

Transfer Restrictions

The stockholders agreement grants each pre-IPO stockholder certain co-sale rights. These co-sale rights entitle each pre-IPO stockholder to participate in one or more sales, other than certain exempted transfers, by any other pre-IPO stockholder of shares of the Company’s Common Stock in an amount that exceeds 25% of such other pre-IPO stockholder’s holdings of shares of the Company’s capital stock at the time of the closing of the acquisition of the Company by The Castle Harlan Group on July 7, 2004.

The exempted transfers include the transfer, pursuant to a plan conforming to Rule 10b5-1(c) under the Securities Exchange of 1934, as amended, by each of the 16 persons identified in the stockholders agreement (consisting of 14 members of our management and 2 of their family members), during the two-year period following the consummation of the initial public offering, in one transaction or a series of transactions, of shares of the Company’s Common Stock in an aggregate amount equal to up to 25% of the number of shares of the Company’s common stock held by such person (including any restricted shares of the Company’s Common Stock as of the date of the listing for trading of shares of the Company’s Common Stock on the NYSE). As of the date hereof, these 16 persons hold in the aggregate 3,463,682 shares of the Company’s Common Stock, on a fully diluted basis, satisfying the above criteria (without regard to such percentage limitation). These shares are referred to in this proxy statement as the “qualified shares.” The number of qualified shares, however, that may be transferred by these persons in the aggregate as exempted transfers in accordance with this paragraph may not exceed the (i) total number of qualified shares held by all of these persons multiplied by a fraction, the numerator of which is the total number of shares (if any) of the Company’s common stock sold by CHP IV and certain affiliated funds in the initial public offering, and the denominator of which is the total number of shares of the Company’s common stock held by CHP IV and such affiliated funds as of such listing date, minus (ii) the number of qualified shares sold in the initial public offering.

In addition, the stockholders agreement requires each pre-IPO stockholder (other than CHP IV and certain affiliated funds) to participate, at the direction of CHP IV, in transactions where more than 50% of the Company’s Common Stock held by CHP IV is sold to one or more independent third parties.

Amendment

Subject to certain further limitations, the stockholders agreement is subject to amendment only with the written consent of a majority in interest held by CHP IV and certain affiliated funds and the holders of 55% of the shares of the Company’s Common Stock held by the other pre-IPO stockholders (other than by CHP IV and such affiliated funds).

Termination

The stockholders agreement (except for the indemnity provisions, which shall remain in full force and effect) will terminate in accordance with its terms upon the first to occur of (i) the failure of CHP IV and certain affiliated funds to maintain ownership of at least 10% of the outstanding shares of the Company’s Common Stock and (ii) the second anniversary of the consummation of the initial public offering.

Registration Rights Agreement

All of the Company’s pre-IPO stockholders are parties to a registration rights agreement with the Company. The registration rights agreement grants all of the Company’s pre-IPO stockholders the right to “piggyback” on public offerings of equity securities of the Company whenever the Company or its stockholders propose to register any shares of the Company’s common stock (whether for the Company’s own account or for any pre-IPO stockholder who is a party to the registration rights agreement) with the SEC under the Securities Act of 1933, as amended. The registration rights agreement also grants CHP IV and its affiliated funds unlimited “demand” registration rights with respect to the shares of the Company’s Common Stock held by them. In addition, the registration rights agreement imposes “lock-up” periods on the Company’s pre-IPO stockholders requiring that they refrain from selling any equity securities of the Company for designated periods both before and after any public offering of equity securities of the Company.

Voting Trust Agreement

All of the Company’s pre-IPO stockholders, other than CHP IV and certain affiliated funds, are parties to a voting trust agreement, referred to in this proxy statement as the “voting trust agreement,” with us and Mr. John K. Castle under which all shares of the Company’s stock held by these stockholders, whether now held or hereafter acquired by them, must be deposited and held in a voting trust arising thereunder of which Mr. Castle, who is the indirect controlling stockholder of CHP IV, is the voting trustee. Under the terms of this voting trust, Mr. Castle, in his capacity as the voting trustee, may, in his discretion but subject to compliance with his fiduciary duties under applicable law, vote, or abstain from voting, all or any of the shares of the Company’s stock held by the voting trust on any matter on which holders of shares of such class or series of the Company’s stock are entitled to vote, including, but not limited to, the election of directors to the Company’s Board, amendments to the Company’s certificate of incorporation or bylaws, changes in the Company’s capitalization, the declaration of a payment or dividend, a merger or consolidation, a sale of substantially all of the Company’s assets, and a liquidation, dissolution or winding up. Under the voting trust agreement, Mr. Castle has agreed, in his capacity as voting trustee, not to amend the Company’s certificate of incorporation or bylaws, or to change the Company’s capitalization, in any manner that would materially and disproportionately adversely affect the rights of any particular pre-IPO stockholder who is a party to the voting trust agreement, in its, his or her capacity as a stockholder, in relation to all of the Company’s other stockholders in respect of the shares held by them of the same class, series or type as held by the adversely affected stockholder, in their capacities as holders of such shares, without the prior consent of such adversely affected stockholder.

The voting trust agreement provides that such agreement shall have the maximum term permitted under applicable law, subject to early termination if the stockholders agreement has terminated or in certain other limited circumstances. Any transferee of shares of the Company’s stock that are subject to the agreement is required, as a condition to the transfer of such shares, to agree that such transferee and the transferred shares shall be bound by the voting trust agreement. As of the date hereof, 7,085,150 shares of the Company’s outstanding common stock on a fully diluted basis, or approximately 21% thereof, are subject to the voting trust agreement.

Stock Issuance and Sale to Non-Employee Directors

On January 28, 2005, the Company issued and sold 26,001 shares of Common Stock and 9,080 Series A preferred shares to Admiral Holloway for an aggregate purchase price of $99,960, and 52,025 shares of Common Stock and 18,168 Series A preferred shares for an aggregate purchase price of $200,008 to each of Messrs. Danner and Cameron.

Stock Issuance and Sale to Executive Officers

On January 14, 2005, the Company issued and sold (i) 689,861 restricted shares to Charles G. Raymond, the President and Chief Executive Officer and a Director of the Company, for an aggregate purchase price of $243,032; (ii) 258,695 restricted shares to John V. Keenan, the Senior Vice President and Chief Transportation Officer of the Company, for an aggregate purchase price of $91,136; and (iii) 258,695 restricted shares to M. Mark Urbania, the Senior Vice President—Finance and Administration, Chief Financial Officer and Assistant Secretary of the Company, for an aggregate purchase price of $91,136. Mr. Raymond paid $121,516 of the aggregate purchase price for his restricted shares in cash and $121,516 through his issuance of a full-recourse promissory note, secured by all of the restricted shares that he purchased, in favor of the Company. Each of Messrs. Keenan and Urbania paid $45,568 of the aggregate purchase price for his restricted shares in cash and $45,568 through his issuance of a full-recourse promissory note, secured by all of the restricted shares that he purchased, in favor of the Company. Interest on each of these promissory notes accrues at a rate of 6% per annum.

On October 18, 2005, the Board approved the vesting in full of all of the 1,724,620 shares of Common Stock that were issued and sold by the Company on January 14, 2005 to members of our management team. The Board’s approval of the vesting in full of these shares was made subject to the rights of the Company with respect to these shares under the respective restricted stock agreements dated as of January 14, 2005 pursuant to which these shares were issued and sold. The Company recorded non-cash compensation charges of $19.0 million during the fiscal year ended December 25, 2005 with respect to the vesting in full of all of these 1,724,620 shares.

On February 28, 2005, the Company sold each of these promissory notes, together with the right to receive the accrued but unpaid interest thereon to its principal stockholder, CHP IV, for an aggregate purchase price equal to the aggregate outstanding principal amount of these notes, plus all accrued and unpaid interest thereon.

Exercise of Horizon Lines Holding Corp. Options

On September 26, 2005, all options outstanding under the Horizon Lines Holding stock option plan, as amended on September 20, 2005, were exercised and all of the resulting shares of common stock of Horizon Lines Holding were exchanged for 952,325 shares of Common Stock and 731,448 shares of Series A preferred stock of the Company pursuant to the provisions of an amended put/call agreement. Immediately following such exchange, all of the shares of the common stock of Horizon Lines Holding that were so acquired by the Company were contributed to H-Lines Finance and, in turn, H-Lines Finance contributed such shares to Horizon Lines Holding. As of the date hereof, all of the outstanding shares of the common stock of Horizon Lines Holding are directly owned by H-Lines Finance and no options are outstanding or issuable under Horizon Lines Holdings’ stock option plan, as amended.

Additional Transactions

The Company and its subsidiaries have entered into transactions with certain of their directors, officers and stockholders, including transactions in connection with the initial capitalization and the acquisition of the Company, the repayment of the 13% promissory notes issued in connection with the acquisition of the Company by The Castle Harlan Group, the Company’s repurchase of its Series A preferred stock and the Company’s issuance and sale of shares of its Common Stock and/or Series A preferred stock.

In addition, from time to time, the Company and its subsidiaries may provide shipping and logistics services for portfolio companies or affiliates of The Castle Harlan Group. Such activities are immaterial to their operations and revenues and are performed on an arms-length basis.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS

Our corporate governance guidelines, as in effect from time-to-time, may be found on our web site, http://www. horizonlines.com. Our Board intends to review its corporate governance principles, committee charters and other aspects of governance annually or more often if necessary to remain current in all aspects of corporate governance.

We have adopted the Horizon Lines Code of Business Conduct and Ethics, or the Code of Ethics, which is applicable to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior financial officers performing similar functions. The Code of Ethics satisfies all of the requirements of the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC pursuant to the Sarbanes-Oxley Act. The Code of Ethics also satisfies the listing standards established by The New York Stock Exchange. The Code of Ethics is posted on our website under Corporate Governance at http://www.horizonlines.com. We will furnish a copy of the Code of Ethics to any person, without charge, upon written request directed to our Secretary at our principal executive offices.

Waivers of provisions of the Code of Ethics that are granted to any of our directors or executive officers may only be made by our Board or by a committee designated by our Board. Any waiver that is granted to any director or executive officer will be publicly disclosed as required by The New York Stock Exchange and applicable laws, rules and regulations.

SUBMISSION OF STOCKHOLDER PROPOSALS

We currently expect to hold our 2007 Annual Meeting of Stockholders in June 2007. Any stockholder wishing to nominate a candidate for director or to propose any other business at the 2007 Annual Meeting must give us timely written notice. This notice must comply with applicable laws and our bylaws. Copies of our bylaws are available to stockholders free of charge on request to our Secretary, Robert S. Zuckerman, at our principal executive offices, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. To be timely, notice shall be delivered to our Secretary before January 24, 2007 (the date that is 90 days before the anniversary of the date hereof), and no earlier than December 25, 2006 (the date that is 120 days before the first anniversary of the date hereof); provided, that, in the event the date of the 2007 Annual Meeting is more than 30 days before or after the anniversary date of the 2006 Annual Meeting, notice by the stockholder must be delivered no earlier than 120 days before the 2007 Annual Meeting and no later than the later of 90 days before the 2007 Annual Meeting or 10 days following the day on which we make public announcement of the date of such meeting. The public announcement of an adjournment or postponement of an Annual Meeting of Stockholders shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Appendix A

CHARTER OF THE

AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

HORIZON LINES, INC.

I. FORMATION OF THE COMMITTEE.

The Board of Directors (the “Board”) of Horizon Lines, Inc., a Delaware corporation (the “Corporation”), has established the Audit Committee of the Board (the “Committee”) pursuant to Section 141 of the Delaware General Corporation Law and the Bylaws of the Corporation.

II. ADOPTION OF THIS CHARTER; EFFECTIVE TIME.

This Charter (this “Charter”) is hereby adopted as the charter of the Committee, and shall become effective as of the listing for trading of shares of any class or series of the Corporation’s capital stock on The New York Stock Exchange, Inc. (“NYSE”). Upon the effectiveness of this Charter, any charter of the Committee heretofore in effect is hereby superseded and replaced in its entirety by this Charter.

III. PURPOSES OF THE COMMITTEE.

1. The primary purpose of the Committee is oversight. The Committee shall assist the Board in fulfilling its responsibility to oversee (a) the conduct by the Corporation’s management of the Corporation’s financial reporting process, (b) the integrity of the financial statements and other financial information provided by the Corporation to the Securities and Exchange Commission (the “SEC”) and the public, (c) the Corporation’s system of internal accounting and financial controls, including the internal audit function, (d) the Corporation’s compliance with applicable legal and regulatory requirements, (e) the independent auditors’ qualifications, performance, and independence, and (f) the annual independent audit of the Corporation’s financial statements.

2. The Committee shall be directly and solely responsible (subject to any required stockholder ratifications) for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation (including, without limitation, the resolution of disagreements between management and the auditor regarding financial reporting), and each such registered public accounting firm shall report directly to the Committee.

3. The Committee shall also prepare the report as required by the SEC to be included in the Corporation’s annual proxy statement.

IV. COMMITTEE’S OVERSIGHT ROLE.

The Committee’s role is one of oversight. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate or are in compliance with generally accepted accounting principles. It is the responsibility of the Corporation’s management to plan and conduct audits and to prepare financial statements, and it is the responsibility of the Corporation’s independent auditors to audit those financial statements. The Corporation’s management, including the internal audit function, and the independent auditors have more knowledge and detailed information about the Corporation than do members of the Committee. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or social assurance as to the Corporation’s financial statements, or any professional certification as to the independent auditors’ work, including with respect to auditor independence. Each member of the Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Corporation from whom the Committee receives information and the accuracy of such information, including representations by management and the independent auditors regarding non-audit services provided by the independent auditors.

V. COMPOSITION OF THE COMMITTEE.

1. The size of the Committee shall be three directors, or such greater number as may be determined from time to time by the Board, based on the recommendations of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”).

2. In order to qualify for election as a member of the Committee (and to qualify to continue to serve as a member of the Committee), a director of the Corporation shall (a) satisfy the applicable requirements therefor as shall be specified in the listed company requirements of the NYSE from time to time; (b) satisfy the requirements applicable to such director as shall be specified in the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, in each case amended or supplemented from time to time; (c) not serve on more than two other public company Audit Committees unless the Board determines that such simultaneous service would not impair the ability of the director to serve effectively as a member of the Committee; and (d) satisfy any additional requirements therefor that the Board shall deem appropriate. In addition, at least one member of the Committee shall be an “Audit Committee financial expert,” as defined by the SEC.

3. Subject to the limitations set forth in Section 2 hereof, the Board shall elect the members of the Committee and may designate one or more directors as alternate members of the Committee to replace any absent or disqualified member at any meeting of the Committee.

4. Each director who is elected to the Committee shall hold office as a member of the Committee until the next annual meeting of the Board and until such director’s successor in such office shall be elected and qualified, until the first to occur of (a) such director’s death, resignation, retirement, disqualification or removal from such office or (b) such director’s prior resignation, retirement, disqualification, or removal as a member of the Board.

5. Any vacancy on the Committee shall be filled by majority vote of the Board, subject to the limitations set forth in Section 2 hereof, and no member of the Committee shall be removed except by majority vote of the Board, in each case based on the recommendation of the Nominating Committee.

6. A director who is a member of the Committee shall promptly notify the Chairperson of the Board (if any), the Chairperson of the Committee (if any), the Chairperson of the Nominating Committee (if any), and the Secretary of the Corporation (if any) in the event that such director should cease to satisfy the requirements referred to in this Article V for service on the Committee.

VI. MEETINGS AND PROCEDURES OF THE COMMITTEE.

1. The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than quarterly. The Committee may establish its own meeting schedule, which it will provide to the Board in advance to the extent practicable.

2. In order to carry out its duties and responsibilities, the Committee may request, in its discretion, any director (whether or not a member of the Committee), officer or employee of the Corporation, independent auditor, or such other person as it deems appropriate to (a) attend a meeting of the Committee, (b) meet with any members of the Committee, or any legal counsel or outside advisers to the Committee, or any consultants or experts retained by the Committee, or (c) provide pertinent information as necessary.

3. The Chairperson of the Committee shall be designated by the Board; provided, that if the Board does not so designate a Chairperson, the members of the Committee, by a majority vote of the members of the Committee present at a meeting of the Committee at which a quorum is present, may designate a Chairperson; and provided, further, that the Chairperson of the Committee and a majority of the members of the Committee in office shall be United States citizens. Meetings of the Committee may be called by either (i) the Chairperson of the Committee or (ii) any two or more members of the Committee. The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee, and supervising the conduct of such meetings.

4. A majority of all of the members of the Committee then in office shall constitute a quorum of the Committee for the transaction of business, provided that no more than a minority of the number of members of the Committee necessary to constitute a quorum shall be other than citizens of the United States. The vote of a majority of all the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

5. Unless otherwise restricted by the Certificate of Incorporation or Bylaws of the Corporation, members of the Committee may participate in a meeting of the Committee by means of conference telephone or other communications equipment by which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

6. Unless otherwise restricted by applicable law, the Certificate of Incorporation or Bylaws of the Corporation, or this Charter, any action required or permitted to be taken at any meeting of the Committee may be taken without a meeting, if all members of the Committee consent thereto in writing. Such one or more writings shall be filed with the minutes of the meetings of the Committee.

7. Failure to satisfy any pre-meeting notification or agenda requirements shall not invalidate an otherwise duly held meeting of the Committee.

8. The Committee shall have the authority to establish its own rules and procedures consistent with the Corporation’s Certificate of Incorporation and Bylaws for notice and conduct of its meetings (and the conduct of any of its other activities), should the Committee, in its discretion, deem it desirable to do so.

9. The Committee shall keep regular minutes of its meetings which it shall distribute to each member of the Committee, members of the Board who are not members of the Committee, and the Secretary of the Corporation.

10. The Committee shall report regularly to the Board and shall also report to the Board whenever it shall be requested, or required, by the Board to do so.

VII. COMMITTEE ACTIVITIES.

The following shall be activities of the Committee in carrying out its purposes. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

1. Appoint the independent auditors to audit the consolidated financial statements of the Corporation and its subsidiaries for the coming year; approve the engagement fees and terms; and recommend ratification of that appointment by the stockholders.

2. Pre-approve all audit and non-audit services to be provided by the independent auditors to the Corporation in accordance with the Committee’s policies and procedures, and regularly review (a) the adequacy of the Committee’s policies and procedures for pre-approving the use of the independent auditors for audit and non-audit services with a view to auditor independence; (b) the audit and non-audit services pre-approved in accordance with the Committee’s policies and procedures; and (c) fees paid to the independent auditors for pre-approved audit and non-audit services.

3. Regularly review with the independent auditors (a) the arrangements for and the scope of the independent auditors’ audit of the Corporation’s consolidated financial statements; (b) the results of the audit by the independent auditors of the Corporation’s consolidated financial statements; (c) any audit problems or difficulties encountered by the independent auditors and management’s response; (d) any significant deficiency in the design or the operation of the Corporation’s internal accounting controls identified by the independent auditors and any resulting recommendations; (e) all critical accounting policies and practices used by the Corporation; (f) all alternative accounting treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures, and the treatment preferred by the independent auditors; and (g) other material written communications between the independent auditors and management. The Committee shall have ultimate authority to resolve any disagreement between management and the independent auditors regarding financial reporting.

4. Review major changes to the Corporation’s auditing and accounting principles and practices based on advice of the independent auditors, the controller, the internal auditor, or management.

5. At least annually, obtain and review a report by the independent auditors describing (a) the firm’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Corporation, and any steps taken to deal with any such issues; and (c) all relationships between the independent auditors and the Corporation consistent with Independence Standards Board Standard Number 1. The Committee shall discuss such report with the independent auditors, which may include issues that impact the independent auditors’ qualifications, performance, or independence.

6. Evaluate, along with the other members of the Board, management, the controller, and the internal auditor, the qualifications, performance, and independence of the independent auditors, including the performance of the lead audit partner.

7. Monitor regular rotation of audit partners by the independent auditors as required by applicable law.

8. The Committee, along with the other members of the Board, shall discuss with management and the independent auditors the audited financial statements to be included in the Corporation’s Annual Report on Form 10-K, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee shall review and consider with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 (“SAS No. 61”), including deficiencies in internal controls, fraud, illegal acts, management judgments and estimates, audit adjustments, audit difficulties, and the independent auditors’ judgments about the quality of the Corporation’s accounting and financial control practices.

9. Discuss with the independent auditors and management the Corporation’s interim financial results to be included in each quarterly report on Form 10-Q, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Each such review shall include any matters required to be discussed by SAS No. 61, and shall occur prior to the Corporation’s filing of the related Form 10-Q with the SEC.

10. Maintain and periodically review the Corporation’s procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

11. Confer with the controller, the internal auditor, general counsel, management, and the independent auditors as requested by any of them or by the Committee, at least annually, and review their reports with respect to the functioning, quality, and adequacy of programs for compliance with the Corporation’s policies and procedures regarding business ethics, financial controls, internal auditing, and compliance with legal and regulatory requirements, including information regarding violations or probable violations of such policies or requirements.

12. Discuss the Corporation’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

13. Discuss the Corporation’s policies with respect to risk assessment and risk management.

14. Maintain hiring policies for employees and former employees of the independent auditors.

15. Review the expenses of officers of the Corporation who are also members of the Board and such other officers as it may deem appropriate.

16. Review with the controller and the internal auditor, at least annually, the activities, budget, staffing, and structure of the internal auditing function of the Corporation and its subsidiaries, including their evaluations of the performance of that function and any recommendations with respect to improving the performance of or strengthening of that function. As appropriate, the Committee shall review the reports of any internal auditor on a financial safeguard problem that has not resulted in corrective action or has not otherwise been resolved to the auditor’s satisfaction at any intermediate level of audit management.

17. At least annually, meet separately with management, the internal auditors, and the independent auditors to discuss issues warranting attention by the Committee.

18. Prepare any Committee report or other disclosure required to be included in any report or statement under the rules of the SEC.

19. Take other such actions and do other such things as may be referred to it from time to time by the Board.

VIII. EVALUATION OF THE COMMITTEE AND THIS CHARTER.

1. The Committee shall, on at least an annual basis, evaluate its performance. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope and shall recommend to the Board such changes as it deems necessary or appropriate. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: (a) the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, (b) the manner in which such recommendations were discussed or debated, and (c) whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

2. The Committee shall deliver to the Board a report, which may be oral, setting the results of each such evaluation, including any recommended amendments to this Charter and any recommended changes to the Corporation’s or the Board’s policies or procedures.

3. The Board shall have the authority to amend this Charter from time to time provided that at all times this Charter, as amended, shall satisfy the requirements of applicable law as well as the Certificate of Incorporation and Bylaws of the Corporation.

IX. INVESTIGATIONS AND STUDIES; RESOURCES; OUTSIDE ADVISORS.

1. The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities and shall have the authority to retain, at the Corporation’s expense, and without further approval from the Board, such independent legal counsel, or outside consultants, advisers or experts, as it deems necessary.

2. The Committee shall have the sole authority to retain or terminate the independent auditors described in Article VII of this Charter, including the sole authority to approve the fees and other retention terms of such independent auditors, such fees to be borne by the Corporation.

3. The Corporation shall provide for appropriate funding, as determined by the Committee, for the payment of (a) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, (b) compensation to any independent legal counsel, or outside consultants, advisers or experts, retained by the Committee, and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out the Committee’s duties.

4. Any oral or written communications between the Committee and its legal counsel that occur in the course of such counsel providing legal advice or representation to the Committee will be considered privileged, and the Committee will take all necessary steps to preserve the privileged nature of such communications.

* * *

Nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.

FORM OF PROXY CARD

HORIZON LINES, INC.

2006 ANNUAL MEETING

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Robert S. Zuckerman, Esq. and Michael T. Avara, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of Horizon Lines, Inc. held of record by the undersigned on April 7, 2006, at the 2006 Annual Meeting of Stockholders of Horizon Lines, Inc. to be held on June 5, 2006, and at any and all adjournments or postponements thereof. The Board of Directors unanimously recommends a vote in favor of Proposal 1 and Proposal 2.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1 and Proposal 2.

(Continued and to be dated and signed on reverse side)

Please Vote, Sign, Date and
Return Promptly in the	Votes must be indicated
Enclosed Envelope.	(x) in Black or Blue ink.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES “FOR” EACH OF THE FOLLOWING

1.	Proposal to elect three Class I directors to serve for three-year terms or until their successors are duly elected and qualified.

FOR	☐	WITHHELD	☐	EXCEPTIONS*	☐

Nominees:        John K. Castle, Ernie L. Danner, James G. Cameron

(Instruction: To withhold authority for an individual nominee, write that nominee’s name on the line provided below.)

* Exceptions:

2.	Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 24, 2006.

FOR	☐	AGAINST	☐	ABSTAIN	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Dated:                                                                                                                                                                                                     , 2006

Signature(s) in box

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.